UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

ONEOK, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

and Proxy Statement

Annual Meeting of Shareholders

Thursday, May 17, 2007

April 1, 2007

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of ONEOK, Inc., which will be held at 10:00 a.m. CDT on Thursday, May 17, 2007, at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma, 74103.

The matters to be voted on at the meeting are set forth in the attached notice of annual meeting of shareholders and are described in the attached proxy statement. A copy of our 2006 annual report to shareholders is also enclosed. A report on our 2006 results will be presented at the meeting.

We look forward to greeting as many of our shareholders as possible at the annual meeting. However, we know that most of our shareholders will be unable to attend the meeting. Therefore, proxies are being solicited so that each shareholder has an opportunity to vote by proxy. You can authorize a proxy by signing, dating, and returning the enclosed proxy card. Shareholders whose stock is registered in their name may also authorize a proxy over the Internet or by telephone. Instructions for using these convenient services are included in the proxy statement and on the proxy card.

Regardless of the number of shares you own, your vote is important. I urge you to submit your proxy as soon as possible so that you can be sure your shares will be voted.

Thank you for your continued support.

Very truly yours,

David Kyle

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 17, 2007

To the Shareholders of ONEOK, Inc.

The 2007 annual meeting of shareholders of ONEOK, Inc., an Oklahoma corporation, will be held at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma, 74103, on May 17, 2007, at 10:00 a.m. CDT, for the following purposes:

(1)	to elect four class A directors to serve a three-year term;

(2)	to consider one shareholder proposal, if properly presented at the meeting; and

(3)	to transact such other business as may properly come before the meeting or any adjournment of the meeting.

These matters are described more fully in the accompanying proxy statement.

Only shareholders of record at the close of business on March 19, 2007, are entitled to notice of and to vote at the annual meeting.

Your vote is important, as is the vote of every shareholder. The Board of Directors appreciates the cooperation of shareholders in directing proxies to vote at the meeting. To make it easier for you to vote, Internet and telephone voting are available. The instructions in the accompanying proxy statement and attached to your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed, postage-paid envelope.

You may revoke your proxy at any time by following the procedures in the accompanying proxy statement.

By order of the Board of Directors,

Eric Grimshaw

Secretary

Tulsa, Oklahoma

April 1, 2007

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares, via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card will save us the expense and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

PROXY STATEMENT

This proxy statement describes important issues affecting our company and is furnished in connection with the solicitation of proxies by our Board of Directors for use at our 2007 annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. The approximate date of the mailing of this proxy statement and accompanying proxy card is April 1, 2007.

Unless we otherwise indicate or unless the context indicates otherwise, all references in this proxy statement to “we,” “our,” “us,” or the “company” or similar references mean ONEOK, Inc. and its predecessors and subsidiaries, unless the context indicates otherwise.

ABOUT THE ANNUAL MEETING

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about our 2007 annual meeting of shareholders. Please also consult the more detailed information contained elsewhere in this proxy statement, and the documents referred to in this proxy statement.

Who may attend the annual meeting?    All shareholders who held shares of our common stock at the close of business on March 19, 2007, may attend. If your shares are held in the name of a broker, bank, or other holder of record, often referred to as being held “in street name,” bring a copy of your brokerage account statement or a proxy card which you can get from your broker, bank, or other holder of record of your shares.

How do I vote?    If you were a shareholder of record at the close of business on the record date of March 19, 2007, you have the right to vote your shares in person at the meeting or to appoint a proxy through the Internet, by telephone, or by mail. The Internet and telephone methods of voting are generally available 24 hours a day and will ensure that your proxy is confirmed and posted immediately. You may revoke your proxy any time before the annual meeting. Please help us save time and postage costs by appointing a proxy via the Internet or by telephone.

When you appoint a proxy via the Internet, by telephone, or by mailing a proxy card, you are appointing David L. Kyle, Chairman of the Board, and John R. Barker, Senior Vice President, General Counsel and Assistant Secretary, as your representatives at the annual meeting, and they will vote your shares as you have instructed them.

To appoint a proxy, please select from the following options:

1.	Via the Internet
•	Go to the web site at http://www.cesvote.com, 24 hours a day, 7 days a week.
•

Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

•	Follow the simple instructions.
•

Appointing a proxy through the Internet is also available to shareholders who hold their shares in the ONEOK, Inc. Direct Stock Purchase and Dividend Reinvestment Plan, the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries, and the ONEOK, Inc. Profit Sharing Plan.

•	If you appoint a proxy via the Internet, you do not have to mail your proxy card.

2.	By telephone
•	On a touch-tone telephone, call toll-free 1-888-693-8683, 24 hours a day, 7 days a week.
•

Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

•	Follow the simple recorded instructions.
•

Appointing a proxy by telephone is also available to shareholders who hold their shares in the ONEOK, Inc. Direct Stock Purchase and Dividend Reinvestment Plan, the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries, and the ONEOK, Inc. Profit Sharing Plan.

•	If you appoint a proxy by telephone, you do not have to mail your proxy card.

3.	By mail
•	Mark your selections on the proxy card.
•	Date and sign your name exactly as it appears on your proxy card.
•	Mail the proxy card in the enclosed postage-paid envelope.
•	If you return a signed card but do not provide voting instructions, your shares will be voted for proposal number 1 and against proposal number 2 at the meeting.

What if my shares are held by my broker or bank?    If your shares are held in a brokerage account or by a bank or other holder of record, your shares are considered to be held “in street name.” The Notice of Annual Meeting, proxy statement and our 2006 annual report to shareholders should have been forwarded to you by your broker, bank, or other holder of record together with a voting instruction card. You have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction card you received or by following any instructions provided for voting via the Internet or by telephone.

How do I revoke my proxy?    You have the right to revoke your proxy at any time before the meeting by:

(1)	notifying our corporate secretary in writing;
(2)	authorizing a different proxy via the Internet;
(3)	authorizing a different proxy by telephone;
(4)	returning a later-dated proxy card; or
(5)	voting in person.

If your shares are held in a brokerage account or by a bank or other holder of record, you may revoke any voting instructions you may have previously provided only in accordance with revocation instructions provided by the broker, bank, or other holder of record.

Is my vote confidential?    Proxy cards, ballots, and voting tabulations that identify individual shareholders are mailed and returned directly to our stock transfer agent which is responsible for tabulating the vote in a manner that protects your voting privacy. It is our policy to protect the confidentiality of shareholder votes throughout the voting process. The vote of any shareholder will not be disclosed to our directors, officers, or employees, except:

(1)	to meet legal requirements;
(2)	to assert or defend claims for or against us; or
(3)	in those limited circumstances where
(a)	a proxy solicitation is contested;
(b)	a shareholder writes comments on a proxy card; or
(c)	a shareholder authorizes disclosure.

Both the tabulators and the inspectors of election have been, and will remain, independent of us. This policy does not prohibit shareholders from disclosing the nature of their votes to our directors, officers, or employees, or prevent us from voluntarily communicating with our shareholders, ascertaining which shareholders have voted, or making efforts to encourage shareholders to vote.

How is common stock held in our Thrift Plan and Profit Sharing Plan voted?    If you hold shares of our common stock through our Thrift Plan for ONEOK, Inc. and Subsidiaries (“Thrift Plan”) or the ONEOK, Inc.

Profit Sharing Plan (“Profit Sharing Plan”), in order for your Thrift Plan or Profit Sharing Plan shares to be voted as you wish you must instruct the Thrift Plan and Profit Sharing Plan’s trustee, Bank of Oklahoma, N.A., how to vote those shares by providing your instructions electronically via the Internet, by telephone, or by mail. If you fail to provide your instructions or if you return an instruction card with an unclear voting designation, or with no voting designation at all, then the trustee will vote the shares in your account in proportion to the way the other participants in our Thrift Plan or Profit Sharing Plan vote their shares. Thrift Plan and Profit Sharing Plan votes receive the same confidentiality as all other shares voted.

How will shares for which a proxy is appointed be voted on any other business conducted at the annual meeting that is not described in this proxy statement?    Although we do not know of any business to be considered at the 2007 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to David L. Kyle, our Chairman of the Board, and John R. Barker, our Senior Vice President, General Counsel, and Assistant Secretary, to vote on these matters at their discretion.

What shares are included on the proxy card(s)?    The shares included on your proxy card(s) represent ALL of your shares, including those shares held in our Direct Stock Purchase and Dividend Reinvestment Plan, but excluding shares held for your account by Bank of Oklahoma, N.A., as trustee for our Thrift Plan and our Profit Sharing Plan. If you do not authorize a proxy via the Internet, by telephone, or by mail, your shares, except for those held in our Thrift Plan or our Profit Sharing Plan, will not be voted. Please refer to the discussion above for an explanation of the voting procedures for your shares held by our Thrift Plan and our Profit Sharing Plan.

What does it mean if I receive more than one proxy card?    If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible.

Why did we receive just one copy of the proxy statement and annual report when we have more than one stock account in our household?    We are following a rule of the Securities and Exchange Commission that permits us to send a single copy of the proxy statement and annual report to a household if the shareholders provide written or implied consent. We previously mailed a notice to eligible registered shareholders stating our intent to utilize this rule unless the shareholder provided an objection. Shareholders continue to receive a separate proxy card for each stock account. If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver multiple copies for some or all accounts upon your request, either by calling UMB Bank, N.A. at 1-866-235-0232, or by providing written instructions to UMB Bank, P.O. Box 410064, Kansas City, Missouri 64141-0064. You also may contact us in the same manner if you are receiving multiple copies of the proxy statement and annual report in your household and desire to receive a single copy. If you are not a registered shareholder and your shares are held by a broker, bank or other holder of record, you will need to call that entity to revoke your election and receive multiple copies of these documents.

What out-of-pocket costs will we incur in soliciting proxies?    Morrow & Co., Inc. will assist us in the distribution of proxy materials and solicitation of votes for a fee of $9,000, plus out-of-pocket expenses. We also reimburse brokerage firms, banks, and other custodians, nominees, and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders. We will pay all costs of soliciting proxies.

Who is soliciting my proxy?    Our Board of Directors is sending you this proxy statement in connection with its solicitation of proxies for use at our 2007 annual meeting of shareholders. Certain of our directors, officers, and employees also may solicit proxies on our behalf in person or by mail, telephone, or fax.

OUTSTANDING STOCK AND VOTING

Voting

Only shareholders of record at the close of business on March 19, 2007, are entitled to receive notice of and to vote at the annual meeting. As of that date, 110,950,345 shares of our common stock were outstanding. Each outstanding share entitles the holder to one vote on each matter submitted to a vote of shareholders at the meeting. No other class of our stock is entitled to vote on matters to come before the meeting.

Shareholders of record may vote in person or by proxy at the annual meeting. All properly submitted proxies received prior to the commencement of voting at the annual meeting will be voted in accordance with the voting instructions contained on the proxy. Shares for which signed proxies are submitted without voting instructions will be voted (except to the extent they constitute broker “non-votes”) (1) FOR Proposal 1 to elect the nominees for director proposed by our Board of Directors, and (2) AGAINST Proposal 2 to separate the positions of Chairman of the Board and Chief Executive Officer. In connection with any other business that may properly come before the meeting, proxies will be voted in the discretion of the persons named in the proxy. The persons named as proxies were designated by our Board. The term broker “non-votes” refers to proxies submitted by brokers that do not contain voting instructions on a particular matter.

To vote shares held through a broker, bank, or other holder of record, a shareholder must provide voting instructions to his or her broker, bank, or other holder of record. Brokerage firms, banks, and other fiduciaries are required to request voting instructions for shares they hold on behalf of their customers and others. We encourage you to provide instructions to your brokerage firm, bank, or other holder of record on how to vote your shares. If you do not provide voting instructions to your brokerage firm, your brokerage firm will be permitted under the rules of the New York Stock Exchange to vote your shares on Proposal 1 at its discretion or leave your shares unvoted on that proposal, but may not vote your shares on Proposal 2.

Our stock transfer agent will be responsible for tabulating and certifying the votes cast at the meeting.

Quorum

The holders of a majority of the shares entitled to vote at the annual meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the annual meeting. Shares for which completed proxies are submitted without voting instructions, including broker “non-votes” and abstentions, will be counted as present for purposes of determining whether there is a quorum at the annual meeting.

If a quorum is not present at the scheduled time of the meeting, the shareholders who are present in person or by proxy may adjourn the meeting until a quorum is present. If the time and place of the adjourned meeting are announced at the time the adjournment is taken, no other notice will be given except that if the adjournment is for more than 30 days, or if a new record date is set for the adjourned meeting, a notice will be given to each shareholder entitled to notice and to vote at the meeting.

Matters to be Voted Upon

At the annual meeting, the following matters will be voted upon:

(1)	a proposal to elect four class A directors as members of our Board of Directors to serve a three-year term (Proposal 1);

(2)	if properly presented, a shareholder proposal to separate the positions of Chairman of the Board and Chief Executive Officer (Proposal 2); and

(3)	such other business as may properly come before the meeting or any adjournment of the meeting. We know of no other matters that are likely to be brought before the meeting.

Votes Required

Proposal 1—Election of Directors. In accordance with our by-laws, directors will be elected by a plurality of the votes cast at the meeting. Broker “non-votes” with respect to the election of directors will not be counted as votes cast.

Proposal 2—Separation of the Positions of Chairman of the Board and Chief Executive Officer. In accordance with our by-laws, approval of the shareholder proposal, if properly presented, to separate the positions of Chairman of the Board and Chief Executive Officer requires the affirmative vote of a majority of the shares of common stock voting or abstaining on this proposal at the meeting. Abstentions will have the effect of a vote against the proposal. Broker “non-votes” with respect to the shareholder proposal to separate the positions of Chairman of the Board and Chief Executive Officer will not be counted as votes cast or as abstentions.

Revoking a Proxy

Any shareholder may revoke his or her proxy at any time before it is voted at the meeting by (1) delivering a proxy card bearing a later date, (2) filing with our corporate secretary a written notice of revocation (the mailing address of our corporate secretary is 100 West Fifth Street, Tulsa, Oklahoma 74103), (3) authorizing a different proxy via the Internet, (4) authorizing a different proxy by telephone, or (5) voting in person at the meeting. A shareholder’s presence without voting at the annual meeting will not automatically revoke a previously delivered proxy, and any revocation during the meeting will not affect votes previously taken.

If your shares are held in a brokerage account or by a bank or other holder of record, you may revoke any voting instructions you may have previously provided in accordance with the revocation instructions provided by the broker, bank, or other holder of record.

Proxy Solicitation

Solicitation of proxies will be primarily by mail and telephone. We have engaged Morrow & Co., Inc. to solicit proxies for a fee of $9,000, plus out-of-pocket expenses. In addition, our officers, directors, and employees may solicit proxies on our behalf in person or by mail, telephone, and fax, for which such persons will receive no additional compensation. We will pay all costs of soliciting proxies. We will reimburse brokerage firms, banks, and other custodians, nominees, and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines

In 1999, our Board of Directors adopted corporate governance guidelines. Key areas of the guidelines are: director qualification standards, including the requirement that a majority of our directors be “independent”; director responsibilities; director access to management; director compensation; management succession; evaluation of performance of our Board; and structure and operations of our Board. Our Board periodically reviews our corporate governance guidelines and may revise the guidelines from time to time as conditions warrant. The full text of our corporate governance guidelines is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

Code of Business Conduct

Since 1998, we have had a code of business conduct which applies to our directors, officers (including our principal executive and financial officers, principal accounting officer, controllers, and other persons performing similar functions) and all other employees. We require all directors, officers, and employees to adhere to our code of business conduct in addressing the legal and ethical issues encountered in conducting their work for the company. Our code of business conduct requires that our directors, officers, and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our company’s best interest. All directors, officers, and employees are required to report any conduct that they believe to be an actual or apparent violation of our code of business conduct.

The full text of our code of business conduct is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request. We intend to disclose on our website future amendments to, or waivers from, our code of business conduct, as required by the rules of the Securities and Exchange Commission and the New York Stock Exchange.

Director Independence

Our corporate governance guidelines provide that a majority of our Board of Directors will be “independent” under the applicable independence requirements of the New York Stock Exchange and the Securities and Exchange Commission. These guidelines and the rules of the New York Stock Exchange provide that, in qualifying a director as independent, the Board must make an affirmative determination that the director has no material relationship with our company either directly or as a partner, shareholder, or officer of an organization that has a relationship with our company.

Our Board has affirmatively determined that its members William M. Bell, James C. Day, William L. Ford, Bert H. Mackie, Pattye L. Moore, Gary D. Parker, Eduardo A. Rodriguez, and David J. Tippeconnic have no material relationship with our company and each otherwise qualifies as “independent” under our corporate governance guidelines, our director independence guidelines, and the rules of the New York Stock Exchange. The determination that the above named members of our Board have no material relationship with our company was made by the Board in accordance with the director independence guidelines adopted by our Board. These guidelines specify the types of relationships the Board has determined are categorically immaterial. The full text of our director independence guidelines is published on and may be printed from our website at www.oneok.com and is also included in this proxy statement as Appendix A. Directors who meet these standards are considered to be “independent.”

In determining whether certain of our directors qualify as “independent” under our director independence guidelines, our Board considered the receipt by certain directors or their immediate family members (or entities of which they are members, directors, partners, executive officers or counsel) of natural gas service from us at regulated rates on terms generally available to our customers (and, in the case of an entity, in an amount that is less than the greater of $1 million or two percent of the entities’ gross revenue for its last fiscal year). In addition, our Board considered our depository banking relationship with one or more banks with respect to which certain of our directors are directors or executive officers. In each case, the Board determined these relationships to be in the ordinary course of business at regulated rates or on substantially the same terms available to non-affiliated third parties and to be immaterial in amounts to both our company and the director.

With respect to the Board’s determination regarding the independence of William L. Ford, the Board specifically determined that our sale of natural gas to Shawnee Milling Company, of which Mr. Ford is President, is an immaterial relationship and does not preclude a determination of Mr. Ford’s independence on the basis that the gas sales are in the ordinary course of business on substantially the same terms as comparable third party transactions with non-affiliates, and the sales are immaterial in amount to both our company and to Shawnee Milling Company.

Lead Director

Our non-management directors have designated the Chair of the Board’s Corporate Governance Committee as our lead director. The lead director presides during executive sessions and at any other meeting of our Board of Directors at which the Chairman is not present, and acts as the principal conduit for the communication of information from the non-management directors to our Chief Executive Officer. The lead director is also responsible for approving information sent to the Board of Directors, including agendas for meetings of the Board and schedules for meetings of the Board, in order to make an independent determination that there is sufficient time for discussion of all agenda items, and, if requested, to meet with major holders of our common stock. Since the Board believes that management generally should speak for the company, directors refer all inquiries from institutional investors, analysts, the media, customers, or suppliers to our Chief Executive Officer or his designee.

Board and Committee Membership

Our business, property, and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman of the Board, our Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and facilities, and by participating in meetings of the Board and its committees.

During 2006, the Board held eight regular meetings and four special meetings. All of our incumbent directors attended at least 75 percent of all meetings of the Board and Board committees on which they served in 2006. In addition, all members of our Board who were members of the Board at the time of our 2006 annual meeting of shareholders attended our 2006 annual meeting of shareholders.

The Board has four standing committees consisting of the Audit Committee, the Executive Compensation Committee, the Corporate Governance Committee, and the Executive Committee. The table below provides the current membership of our Board and each of our Board committees. Each member of our Audit Committee, Executive Compensation Committee, and Corporate Governance Committee is independent under our corporate governance guidelines, director independence guidelines, and the rules of the New York Stock Exchange.

Director	Audit	Executive Compensation	Corporate Governance	Executive
William M. Bell	Member		Member
James C. Day	Member	Member
William L. Ford		Member	Member
John W. Gibson
David L. Kyle				Chair
Bert H. Mackie		Chair		Member
Pattye L. Moore			Chair	Member
Gary D. Parker	Chair			Member
Eduardo A. Rodriguez	Member		Member
David J. Tippeconnic	Member	Member
Mollie B. Williford

Our Board has adopted written charters for each of its Audit, Executive Compensation, Corporate Governance, and Executive Committees. Copies of the charters of each of these committees are available on and may be printed from our website at www.oneok.com and are also available from our corporate secretary upon request. The responsibilities of our Board committees are summarized below. From time to time the Board, in its discretion, may form other committees.

The Audit Committee.    Under the terms of its charter, the Audit Committee is to meet at least four times each year, including periodic meetings held separately with our executive management, our internal auditor, and our independent auditor. The Audit Committee held seven meetings in 2006.

The Audit Committee represents and assists our Board of Directors with the oversight of the integrity of our financial statements and internal controls, our compliance with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the performance of our internal audit function. In addition, the Committee is responsible for:

•	appointing, compensating, retaining, and overseeing our independent auditor;

•	reviewing the scope, plans, and results relating to our internal and external audits and our financial statements;

•	reviewing our financial condition;

•	monitoring and evaluating the integrity of our financial reporting processes and procedures;

•

assessing our significant business and financial risks and exposures and evaluating the adequacy of our internal controls in connection with such risks and exposures, including, but not limited to, internal controls over financial reporting and disclosure controls and procedures;

•	reviewing our policies on ethical business conduct and monitoring our compliance with those policies; and

•	monitoring our litigation and legal costs.

Our independent auditor reports directly to our Audit Committee. All members of our Audit Committee are “independent” under the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission applicable to audit committee members. The Board has determined that William M. Bell, James C. Day, Gary D. Parker, and David J. Tippeconnic are each an audit committee financial expert under the applicable rules of the Securities and Exchange Commission.

The Executive Compensation Committee.    Our Executive Compensation Committee is responsible for establishing and periodically reviewing our executive compensation policies and practices. This responsibility includes:

•	discharging the Board of Director’s responsibilities relating to compensation and benefits administration for our employees;

•

evaluating the performance, and recommending to the Board the compensation of our Chairman of the Board, our Chief Executive Officer, our other principal executive officers, and such other officers as the committee may determine;

•

reviewing our executive compensation programs to ensure the attraction, retention, and appropriate compensation of executive officers in order to motivate their performance in the achievement of our business objectives, and to align their interests with the long-term interests of our shareholders; and

•	reviewing and making recommendations to the Board on executive and director compensation and personnel policies, programs, and plans.

Our Executive Compensation Committee meets periodically during the year to review our executive and director compensation policies and practices. Executive salaries are set and short and long-term incentive compensation are awarded by the Committee annually. The scope of the authority of the Committee is not limited except as set forth in its charter and by applicable law.

The Committee has authority to delegate duties to such standing committees of our Board as it deems necessary or appropriate. The Committee may also form subcommittees for any purpose the Committee deems appropriate and may delegate to such subcommittees any duties, powers and authority as the Committee deems necessary or appropriate, except such power and authority required by law, regulation or listing standard to be exercised by the Committee. To date, the Committee has not delegated any of its duties, power or authority and has not formed any subcommittees.

The executive compensation group in our corporate human resources department supports, in consultation with our Chief Executive Officer, the Committee in its work.

In addition, the Committee employs an independent outside compensation consultant, Towers Perrin, to assist the Committee in its evaluation and determination of the amount and form of compensation paid to our Chief Executive Officer and our other officers. Towers Perrin is engaged by and reports directly to the Committee. For more information on executive compensation and Towers Perrin’s role, see “Executive Compensation” elsewhere in this proxy statement.

Under the terms of its charter, the Executive Compensation Committee is to meet at least two times each year. The Committee held five meetings in 2006.

The Corporate Governance Committee.    Our Corporate Governance Committee is responsible for considering and making recommendations to the Board of Directors concerning the appropriate size, function, and needs of the Board. This responsibility includes:

•

identifying and recommending qualified director candidates, including qualified director candidates suggested by our shareholders in written submissions to our corporate secretary in accordance with our corporate governance guidelines and our by-laws;

•	making recommendations to the Board with respect to electing directors and filling vacancies on the Board;

•	reviewing and making recommendations to the Board with respect to the organization, structure, size, composition, and operation of the Board and its committees;

•	adopting an effective process for director selection and tenure by making recommendations on the Board’s organization and practices and by aiding in identifying and recruiting director candidates;

•	adopting plans and policies for management succession and development; and

•	reviewing and making recommendations with respect to other corporate governance matters.

Under the terms of its charter, the Corporate Governance Committee is to meet at least two times each year. The Committee held six meetings in 2006.

The Executive Committee.    In the intervals between meetings of our Board of Directors, the Executive Committee may, except as otherwise provided in our certificate of incorporation, exercise the powers and authority of the full Board in the management of our property, affairs, and business. The function of this committee is to act on major matters where it deems action appropriate, providing a degree of flexibility and ability to respond to time-sensitive business and legal matters without calling a special meeting of our full Board. This committee reports to the Board at its next regular meeting on any actions taken. The Committee held no meetings in 2006.

Director Nominations

Our corporate governance guidelines provide that the Board of Directors is responsible for nominating candidates for Board membership, and delegates the screening process to the Corporate Governance Committee of the Board. This Committee, with recommendations and input from the other directors and, to the extent provided, from shareholders, will evaluate the qualifications of each director candidate and assess the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time. This Committee is responsible for recommending to the full Board candidates for nomination by the Board for election as members of our Board.

Candidates for nomination by the Board, including candidates recommended by our shareholders, must be committed to devote the time and effort necessary to be productive members of the Board and should possess the level of education, experience, sophistication, and expertise required to perform the duties of a member of a Board of Directors of a public company of our size and engaged in various aspects of the energy business. In nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, and age. The Board also seeks to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; energy industry knowledge; crisis response; leadership; strategic vision; law; and corporate relations.

The Corporate Governance Committee’s charter provides that the Committee has the responsibility to search for, recruit, screen, interview, and select candidates for the position of director as necessary to fill vacancies on the Board or the additional needs of the Board, and to consider management and shareholder recommendations for candidates for nomination by the Board. In carrying out this responsibility, the Committee evaluates the qualifications and performance of incumbent directors and determines whether to recommend them for re-election to the Board. In addition, the Committee determines, as necessary, the portfolio of skills, experience, diversity, perspective, and background required for the effective functioning of the Board considering our business strategy and our regulatory, geographic, and market environments. The Committee has also in the past retained an independent search consultant to assist the Committee from time to time in identifying and evaluating qualified director candidates.

Our corporate governance guidelines contain a policy regarding the Committee’s consideration of prospective director candidates recommended by shareholders for nomination by our Board. Under this policy, any shareholder who wishes to recommend a prospective candidate for nomination by our Board for election at our 2008 annual meeting should send a letter of recommendation to our corporate secretary at our principal executive offices no later than September 30, 2007. The letter should include the name, address, and number of shares owned by the recommending shareholder (including, if the recommending shareholder is not a shareholder of record, proof of ownership of the type referred to in Rule 14a-8(b)(2) of the proxy rules of the Securities Exchange Commission), the prospective candidate’s name and address, a description of the prospective candidate’s background, qualifications and relationships, if any, with our company, and all other information necessary for our Board to determine whether the prospective candidate meets the independence standards under the rules of the New York Stock Exchange and our director independence guidelines. A signed statement from the prospective candidate should accompany the letter of recommendation indicating that he or she consents to being considered as a nominee and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director. The Committee evaluates prospective candidates recommended by shareholders for nomination by our Board in light of the factors set forth above.

Neither the Committee, the Board, nor our company itself discriminates in any way against prospective candidates for nomination by the Board on the basis of age, sex, race, religion, or other personal characteristics. There are no differences in the manner in which the Committee or the Board evaluates prospective candidates based on whether or not the prospective candidate is recommended by a shareholder, provided that the recommending shareholder furnishes to the company a letter of recommendation containing the information described above along with the signed statement of the prospective candidate referred to above.

In addition to having the ability to recommend prospective candidates for nomination by our Board, under our by-laws shareholders may themselves nominate candidates for election at an annual shareholders meeting. Any shareholder who desires to nominate candidates for election as directors at our 2008 annual meeting must follow the procedures set forth in our by-laws. Under these procedures, notice of a shareholder nomination for the election of a director must be received by our corporate secretary at our principal executive offices no earlier than 90 days and no later than 60 days before our 2008 annual meeting, so long as we announce the date of our 2008 annual meeting at least 70 days prior to the date of such meeting. Otherwise, our corporate secretary must receive notice of a shareholder nomination by the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting is mailed or the day on which public announcement is made. In accordance with our by-laws, a shareholder notice must contain certain information, including, as to such person whom the shareholder desires to nominate for election as a director: (a) the name, age, business address and residence address of such person; (b) the principal occupation or employment of such person; (c) the class and number of our shares which are beneficially owned by such person on the date of such shareholder’s notice; and (d) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required under the applicable rules of the Securities and Exchange Commission, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected. In addition, as to the shareholder giving the notice, the notice must set forth the name and address, as they appear on our books, of such shareholder and any other shareholders known by such shareholder to be supporting such nominee, and the class and number of our shares which are beneficially owned by such shareholder on the date of such shareholder’s notice and by any other shareholders known by such shareholder to be supporting such nominee on the date of such shareholder’s notice.

Director Compensation

Annual Compensation.    Compensation for our non-management directors for the year ended December 31, 2006, consisted of an annual cash retainer of $35,000, a stock retainer of 2,000 shares of our common stock, and meeting fees of $1,500 for each Board or committee meeting attended in person or $750 for each Board or committee meeting attended by telephone. In addition, the chair of our Audit Committee received an additional annual cash retainer of $10,000 and a stock retainer of 250 shares of our common stock. Each chair of our Executive Compensation and Corporate Governance Committees received an additional annual cash retainer of $3,500 and a stock retainer of 250 shares of our common stock. All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. A director who is also an officer or employee receives no compensation for his or her service as a director.

The following table sets forth the compensation paid to our non-management directors in 2006.

2006 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation ($)	Total ($)
William M. Bell	$65,750	$62,280	—	—	—	—	$128,030
James C. Day	$65,000	$62,280	—	—	—	—	$127,280
William L. Ford	$65,000	$62,280	—	—	—	—	$127,280
Bert H. Mackie	$58,750	$70,065	—	—	—	—	$128,815
Pattye L. Moore	$62,500	$70,065	—	—	$9	—	$132,574
Douglas Ann Newsom (5)	$54,083	$41,520	—	—	$21	—	$95,624
Gary D. Parker	$68,250	$70,065	—	—	—	—	$138,315
Eduardo A. Rodriguez	$65,750	$62,280	—	—	—	—	$128,030
David J. Tippeconnic (6)	$19,000	$41,755	—	—	—	—	$60,755
Mollie B. Williford	$50,000	$62,280	—	—	—	—	$112,280

(1)

Non-employee directors may defer all or a part of their annual cash retainer, annual stock retainer, and meeting fees under our Deferred Compensation Plan for Non-Employee Directors. During the year ended December 31, 2006, approximately $564,615 of the total amount payable for directors’ fees was deferred, at the election of seven of our directors, under our Deferred Compensation Plan for Non-Employee Directors. Deferred amounts are treated, at the election of the participating director, either as phantom stock or as a cash deferral. Phantom stock deferrals are treated as though the deferred amount is invested in our common stock at the fair market value on the date earned. Phantom stock earns the equivalent of dividends declared on our common stock, reinvested in shares of our common stock based on the fair market value of our common stock on the payment date of each common stock dividend. The shares of our common stock reflected in a non-employee director’s phantom stock account are issued to the director under our Long-Term Incentive Plan on the last day of the director’s service as a director or a later date selected by the director. Cash deferrals earn interest at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points.

The following table sets forth for each non-management director, the amount of director compensation deferred during 2006 and cumulative deferred compensation as of December 31, 2006.

Director	Board Fees Deferred to Phantom Stock in 2006 (a)	Dividends Earned on Phantom Stock and Reinvested in 2006 (b)	Total of Board Fees Deferred to Phantom Stock at December 31, 2006 (a)	Board Fees Deferred to Cash in 2006 (c)	Total of Board Fees Deferred to Cash at December 31, 2006 (c)
William M. Bell	$95,155	$27,851	$560,426	$—	$—
James C. Day	$—	$1,130	$28,686	$—	$—
William L. Ford	$127,280	$43,965	$846,752	$—	$—
Bert H. Mackie	$108,565	$23,660	$483,282	$—	$—
Pattye L. Moore	$132,565	$19,105	$469,321	$321	$5,112
Douglas Ann Newsom (d)	$13,485	$4,970	$103,585	$4,775	$4,775
Gary D. Parker	$70,065	$13,502	$301,191	$—	$—
Eduardo A. Rodriguez	$—	$587	$12,214	$—	$—
David J. Tippeconnic	$17,500	$—	$17,500	$—	$—
Mollie B. Williford	$—	$1,606	$27,941	$—	$—
Total	$564,615	$136,376	$2,850,898	$5,096	$9,887

(a)	Reflects the amount of the annual cash retainer, annual stock retainer and meeting fees deferred by a director to phantom stock under our Deferred Compensation Plan for Non-Employee Directors.

(b)	Dividends paid on phantom stock are reinvested in additional shares of phantom stock based on the average of the high and low trading prices of our common stock on the New York Stock Exchange on the date the dividend was paid.

(c)	Includes interest paid on cash deferrals at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first day of the plan year, plus 100 basis points.

(d)	Ms. Newsom retired from our Board of Directors effective January 16, 2007.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments (“Statement 123R”), of stock awards received by directors for service on our Board of Directors or a Board committee in 2006. Since the shares are issued free of any restrictions on the grant date, the grant date fair value of these awards is based on our closing stock price on the New York Stock Exchange on the date of grant. The following table sets forth the shares of our common stock issued to our non-employee directors during 2006 for service on our Board or a Board committee.

Director Stock Awards

Director	Shares Awarded in 2006	Aggregate Grant Date Fair Value
William M. Bell	2,000	$62,280
James C. Day	2,000	$62,280
William L. Ford	2,000	$62,280
Bert H. Mackie	2,250	$70,065
Pattye L. Moore	2,250	$70,065
Douglas Ann Newsom (a)	1,333	$41,520
Gary D. Parker	2,250	$70,065
Eduardo A. Rodriguez	2,000	$62,280
David J. Tippeconnic	1,000	$41,755
Mollie B. Williford	2,000	$62,280

(a)	Ms. Newsom Retired from our Board of Directors effective January 16, 2007.

(3)	Although, no options were granted to non-employee directors in 2006, we maintain a stock option plan for our non-employee directors under which options to purchase shares of our common stock may be granted to our non-employee directors. Options may be exercisable in full at the time of grant or may become exercisable in one or more installments. Options are exercisable for a period of ten years after the date of grant of the option. In the event of termination of service as a non-employee director the options lapse, except in the case of retirement under the mandatory retirement provisions of our by-laws, in which case the retiring director may exercise the options at any time within three years from the date of retirement. In the event of death, the options may be exercised by the personal representative of the optionee at any time within three years from the date of death.

The following table sets forth the stock options held by our non-employee directors at December 31, 2006.

Director Stock Options Held at 2006 Fiscal Year End

Director	Grant Date	Shares Underlying Options Granted	Exercise Price	Expiration Date	Per Option Grant Date Fair Value (a)	Aggregate Grant Date Fair Value
William M. Bell	01-25-01	10,000	$23.64	01-05-11	$3.5787	$35,787
	01-17-02	10,000	$17.05	01-17-12	$3.8108	$38,108
	01-23-03	10,000	$17.28	01-23-13	$4.7730	$47,730

James C. Day (b)	—	—	—	—	—	—

William L. Ford	01-25-01	10,000	$23.64	01-05-11	$3.5787	$35,787
	01-17-02	10,000	$17.05	01-17-12	$3.8108	$38,108
	01-23-03	10,000	$17.28	01-23-13	$4.7730	$47,730

Bert H. Mackie	01-23-03	10,000	$17.28	01-23-13	$4.7730	$47,730
	12-16-04	5,245	$28.52	01-17-12	$3.6972	$19,392
	08-03-05	6,661	$35.49	01-25-11	$3.9511	$26,318
	08-03-05	588	$35.49	01-17-12	$4.3081	$2,533

Pattye L. Moore	02-21-02	10,000	$18.23	02-21-12	$4.2294	$42,294
	01-23-03	10,000	$17.28	01-23-13	$4.7730	$47,730

Douglas Ann Newsom (c)	01-25-01	10,000	$23.64	01-25-11	$3.5787	$35,787

Gary D. Parker	01-25-01	6,500	$23.64	01-25-11	$3.5787	$23,262
	01-17-02	10,000	$17.05	01-17-12	$3.8108	$38,108
	01-23-03	10,000	$17.28	01-23-13	$4.7730	$47,730
	12-15-05	2,949	$28.05	01-25-11	$4.1678	$12,291

Eduardo A. Rodriguez (b)	—	—	—	—	—	—

David J. Tippeconnic (b)	—	—	—	—	—	—

Mollie B. Williford	05-09-03	10,000	$19.80	05-09-13	$4.9793	$49,793

(a)	Grant date fair value is determined in accordance with Statement 123R. Since the shares are issued free of restrictions on the grant date, the grant date fair value of these awards is based on our closing stock price on the New York Stock Exchange on the date of grant and assumptions made on that date using a Black-Scholes pricing model.

(b)	Messrs. Day, Rodriguez and Tippeconnic were not members of our Board of Directors during years in which stock options were granted.

(c)	Ms. Newsom retired from our Board of Directors effective January 16, 2007.

(4)	Above market earnings on Board of Directors fees deferred to cash.

(5)	Ms. Newsom retired from our Board of Directors effective January 16, 2007.

(6)	Mr. Tippeconnic joined our Board of Directors in November 2006.

Compensation Committee Interlocks and Insider Participation

During 2006, our Executive Compensation Committee consisted of Messrs. Day, Ford, and Mackie, and Ms. Newsom. No member of the Committee was an officer or employee of the company or any of its subsidiaries during 2006 and no member of the Committee is formerly an officer of the company or any of its subsidiaries. In addition, none of our executive officers has served as a member of a compensation committee or Board of Directors of any other entity an executive officer of which is currently serving as a member of our Board.

Executive Sessions of the Board

The non-management members of our Board of Directors meet in regularly scheduled executive sessions without any members of management present. During 2006, the non-management members of our Board met in executive session during each of the eight regular meetings of the Board held during the year. We intend to continue this practice of regularly scheduled meetings of the non-management members of our Board, including an executive session at least once a year attended only by members of our Board who are independent under our director independence guidelines and the rules of the New York Stock Exchange. Our corporate governance guidelines provide that our lead director, the chair of our Corporate Governance Committee, presides as the chair at executive session meetings of the non-management and independent members of our Board.

Communications with Directors

Our Board believes that it is management’s role to speak for us. Our Board also believes that any communications between members of the Board and interested parties, including shareholders, should be conducted with the knowledge of our company’s Chief Executive Officer. Interested parties, including shareholders, may contact one or more members of our Board, including non-management directors and non-management directors as a group, by writing to the director or directors in care of our corporate secretary at our principal executive offices. A communication received from an interested party or shareholder will be promptly forwarded to the director or directors to whom the communication is addressed. A copy of the communication will also be provided to our Chief Executive Officer. We will not, however, forward sales or marketing materials or correspondence primarily commercial in nature or not clearly identified as interested party or shareholder correspondence.

Complaint Procedures

Our Board of Directors has adopted procedures to receive, retain, and treat complaints regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The full text of these procedures, known as our whistleblower policy, is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

PROPOSAL 1—ELECTION OF DIRECTORS

Our certificate of incorporation divides our Board of Directors into three classes (A, B, and C). Each class is elected for a term of three years with the term of one class expiring at each annual meeting of our shareholders. Our by-laws provide that a director shall retire from the Board on the director’s 73rd birthday. Accordingly, Douglas Ann Newsom, one of our former directors, retired from the Board upon reaching her 73rd birthday in January of 2007.

Our Board currently consists of eleven members. At the annual meeting, four directors will be elected to class A for a three-year term.

The persons named in the accompanying proxy card intend to vote such proxy in favor of the election of the nominees named below, who are currently directors, unless authority to vote for the director is withheld on the proxy. Although the Board has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board, unless contrary instructions are given on the proxy. Except for these nominees, no other person has been recommended to our Board as a potential nominee or otherwise nominated for election as a director.

Set forth below is certain information with respect to each nominee for election as a director and each continuing director. Your Board unanimously recommends a vote FOR each nominee.

Nominees—Class A

(term ending 2010)

William M. Bell

Age 71

Director since 1981

Mr. Bell is Vice Chairman of BancFirst of Oklahoma City. He joined BancFirst in April 2001, after retiring in January 2001 as President and a Director of Bank One, Oklahoma, N.A. During the past 40 years he has been involved in all facets of commercial banking, retail banking, mortgage banking, real estate finance and fiduciary services. Mr. Bell served as President, Chairman, and Chief Executive Officer of Liberty National Bank and Trust Company (predecessor to Bank One).

John W. Gibson

Age 54

Director since 2006

Mr. Gibson is Chief Executive Officer of ONEOK, Inc. and President and Chief Executive Officer and a member of the Board of Directors of ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P. Mr. Gibson joined ONEOK, Inc. in May 2000 from Koch Energy, Inc., a subsidiary of Koch Industries, where he was an Executive Vice President. His career in the energy industry began in 1974 as a refinery engineer with Exxon USA. He spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in its natural gas, natural gas liquids and exploration and production businesses, including Vice President of Marketing of its natural gas subsidiary GPM Gas Corp. He holds an engineering degree from the University of Missouri at Rolla.

Pattye L. Moore

Age 49

Director since 2002

Ms. Moore is a business strategy and communications consultant. In addition to serving on the ONEOK Board of Directors, she also serves on the Board of Directors for QuikTrip Corporation. Ms. Moore was on the Board of Directors for Sonic Corp. from 2000 – 2005 and was the President of Sonic from January 2002 to November 2004. She held numerous senior management positions during her twelve years at Sonic, including Executive Vice President, Senior Vice President-Marketing and Brand Development, and Vice President-Marketing. She is a member of the Arthritis Foundation’s National Board of Trustees and was national chair from 2000 to 2002. Ms. Moore also chairs the Board of Visitors for the Gaylord College of Journalism at the University of Oklahoma.

David J. Tippeconnic

Age 67

Director since 2006

Mr. Tippeconnic is Chief Executive Officer of Arrow-Magnolia International LP. He has served as Interim Chief Executive Officer and later as Chairman of the Board of Cherokee Nation Enterprises from 2001 to 2004. From 1997 through 2000, Mr. Tippeconnic served as President, Chief Executive Officer and as a member of the Board of Directors of CITGO Petroleum Corp. From 1995 to 1997, he was President, Chief Executive Officer and a member of the Executive Committee for UNO-VEN Company. Mr. Tippeconnic spent 33 years with Phillips Petroleum Company, retiring as Executive Vice President, President of Phillips 66 Company and a member of the Board of Directors.

Continuing Directors—Class B

(term ending 2008)

James C. Day

Age 64

Director since 2004

Mr. Day is Chairman of the Board of Noble Corporation, a Texas-based offshore drilling contractor. He has served as Chairman of the Board since 1992. He served as Chief Executive Officer from 1984 to 2006, and as President of Noble Corporation from 1984 to 1999 and again from 2003 to February 2006. From 1983 until his election as President and Chief Executive Officer, Mr. Day served as Vice President of Noble Corporation. Mr. Day is also a Trustee of The Samuel Roberts Noble Foundation, Inc. He serves, and has served, on the boards of numerous civic and business organizations and not-for-profit associations.

David L. Kyle

Age 54

Director since 1995

Mr. Kyle is the Chairman of the Board of ONEOK, Inc. He was employed by Oklahoma Natural Gas Company in 1974 as an engineer trainee. He served in a number of positions prior to being elected Vice President of Gas Supply in 1986, and Executive Vice President in 1990 of Oklahoma Natural Gas Company. He was elected President of Oklahoma Natural Gas Company on September 1, 1994. He was elected President of ONEOK Inc. effective September 1, 1997, and was elected Chairman of the Board and appointed the Chief Executive Officer of ONEOK, Inc. August 28, 2000. Mr. Kyle is a member of the Board of Directors of Bank of Oklahoma Financial Corporation and is a member of the Board of Directors of ONEOK Partners, GP, L.L.C., the general partner of ONEOK Partners, L.P.

Bert H. Mackie

Age 64

Director since 1989

Mr. Mackie is Vice Chairman of the Security National Bank in Enid, Oklahoma, where he has served since 1962 in all facets of commercial banking. He also serves as a Director of the Security Financial Services Corp. Mr. Mackie serves as an officer or director of many educational and business organizations, including past President of the Board of Trustees of the Oklahoma Foundation for Excellence, Regent for Oklahoma Banking Association Intermediate School of Banking, and also the Board of Governors of St. Mary’s Regional Medical Center. He is a Director of the Garfield County Joint Industrial Foundation and Treasurer of the Enid Economic Coalition. He also serves on the Northwestern Oklahoma State University/Northern Oklahoma College Community Advisory Board.

Mollie B. Williford

Age 70

Director since 2003

Ms. Williford has been Chairman of Tulsa-based Williford Companies since 1996. The Williford Companies include: Williford Energy Company, which is involved in oil and gas exploration and production; TriCounty Gas Processors, which purchases, processes and sells natural gas and natural gas liquids; Engineered Equipment Systems, which provides compressor rental and other services related to natural gas production; Safety Training Systems, Inc., which builds flight simulators; and Williford Building Corporation, which holds commercial real estate. Ms. Williford is a Trustee of The Philbrook Museum of Art in Tulsa, Oklahoma, and serves on many other community and civic boards.

Continuing Directors—Class C

(term ending 2009)

William L. Ford

Age 64

Director since 1981

Mr. Ford has served as President of Shawnee Milling Company since 1979. He serves, and has served, on the boards of numerous civic and business organizations and not-for-profit associations.

Gary D. Parker

Age 61

Director since 1991

Mr. Parker, a certified public accountant, is the majority shareholder of Moffitt, Parker & Company, Inc., and has been President of the firm since 1982. He is a Director of First Muskogee Financial Corp. and the First National Bank of Muskogee, Oklahoma.

Eduardo A. Rodriguez

Age 51

Director since 2004

Mr. Rodriguez is President of Strategic Communications Consulting Group. Mr. Rodriguez previously served as Executive Vice President and as a member of the Board of Directors of Hunt Building Corporation, a privately-held company engaged in construction and real estate development headquartered in El Paso, Texas. Prior to his three years with Hunt Building Corporation, Mr. Rodriguez spent 20 years in the electric utility industry at El Paso Electric Company, a publicly-traded, investor-owned utility, where he served in various senior-level executive positions, including General Counsel, Senior Vice President for Customer and Corporate Services, Executive Vice President, and as Chief Operating Officer. Mr. Rodriguez is a licensed attorney in Texas and New Mexico, as well as before the United States District Court for the Western District of Texas.

PROPOSAL 2—SHAREHOLDER PROPOSAL RELATING TO THE SEPARATION OF THE

POSITIONS OF CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

We have been advised that the Lloyd Noble II Trust, 20 East 5th Street, Suite 1212, Tulsa, Oklahoma, which holds 1,350 shares of our common stock, intends to submit the following resolution to the 2007 Annual Meeting of Shareholders.

Resolved: that ONEOK, Inc. shareholders recommend that the Board of Directors revise the Corporate Governance Guidelines of the Company to establish a policy of separating the positions of Chairman of the Board of Directors and Chief Executive Officer so that the Chairman of the Board of Directors will be an independent member of the Board, except in explicitly spelled out extraordinary circumstances.

Supporting Statement

It is the responsibility of the Board of Directors (“Board”) to protect shareholders’ interest by providing independent and objective oversight of management. Separating the positions of Chairman of the Board of Directors (“Chairman”) and Chief Executive Officer (“CEO”) promotes greater management accountability to shareholders and leads to a more objective evaluation of management.

The Chairman controls the flow of information between management and the Board and also is the final determiner of the Board meeting agendas and Board strategies. Consequently, a CEO who also acts as Chairman has great power to influence the information received by the Board. The CEO has a personal interest in conveying information that reflects well on his or her performance. Thus, when the CEO also acts as Chairman, a conflict of interest can arise and the CEO may not adequately represent the interests of all shareholders or provide impartial leadership. A non-CEO Chairman, on the other hand, can provide an independent assessment of management, strengthen the Board’s credibility, and improve shareholder confidence in the corporation.

An objective and independent Board leader can provide the necessary oversight of management. In light of recent corporate scandals, investors must be able to rely on the Board to provide an impartial review of management and its affairs. Merely requiring that the majority of the Board be independent and establishing a Lead Independent Director are not sufficient to prevent the type of scandal that affected Enron, WorldCom and Tyco. These corporations had a majority of independent directors on the Board when the scandals occurred. Each company also had an insider serving as Chairman. Shareholders cannot derive confidence solely from the fact that a majority of the members of the Board of Directors of a company are independent when the CEO serves as Chairman.

Because of this very concern, separating the roles of Chairman and CEO is a growing trend in the effort to reform the way corporations operate. According to a 2003 report in The Corporate Board Member Magazine, many U.S. companies have already split the two positions. At ONEOK’s 2006 annual shareholders’ meeting more than 46 percent of votes were cast in favor of a shareholder proposal to separate the roles of Chairman and CEO.

This proposal would enhance management accountability to shareholders by ensuring that an independent director, rather than a party with a potential conflict of interest, serves as Chairman and controls the information and agenda presented to the Board of Directors.

Based on the considerations outlined above, I urge you to vote FOR this proposal.

Our Statement in Opposition to the Proposal

The Board believes that this proposal is contrary to the best interests of our company and its shareholders and recommends a vote AGAINST this proposal.

Our corporate governance guidelines provide:

“The Chief Executive Officer (CEO) is responsible to the Board for the overall management and functioning of the Company. The Board retains the right to exercise its discretion in combining or separating the offices of the Chairman of the Board and the Chief Executive Officer, and reviews the issue as part of the succession planning process. This determination is made depending on what is best for the Company and its shareholders in light of all circumstances.”

Our Board and its Corporate Governance Committee believe that it is in the best interest of the company and its shareholders for the Board to retain the flexibility to exercise its collective judgment to determine who should serve as Chairman of the Board. In November 2006, our Board named David L. Kyle as Chairman of the Board and named John W. Gibson as Chief Executive Officer of our company effective January 1, 2007. As a result, the positions of Chairman and CEO are now separated.

Our Board is committed to high standards of corporate governance. Over seventy percent of our Board meets the independence criteria set forth in our Director Independence Guidelines, which are included as Appendix A to this proxy statement, and the independence criteria established by the New York Stock Exchange. In addition, our Board’s Audit, Corporate Governance, and Executive Compensation Committees are comprised solely of independent Directors. Moreover, in accordance with our Corporate Governance Guidelines, our non-management Directors meet in regularly scheduled executive sessions (eight times in 2006), without management present. Our lead director, the independent chair of the Corporate Governance Committee, presides over these sessions.

In August 2006, our Board of Directors amended our Corporate Governance Guidelines to designate the Chair of the Board’s Corporate Governance Committee as the lead director. Our lead director presides during executive sessions and at any other meeting of the Board at which the Chairman is not present, and acts as the principal conduit for the communication of information from the non-management directors to our Chief Executive Officer. The lead director is also responsible for approving information sent to the Board of Directors, including agendas for meetings of the Board of Directors and schedules for meetings of the Board of Directors, in order to make an independent determination that there is sufficient time for discussion of all agenda items, and, if requested, to meet with major holders of our common stock.

Our Board believes that our corporate governance structure makes it unnecessary to revise its corporate governance guidelines to establish a policy of separating the positions of Chairman and CEO. Such a policy could serve to place limits on the Board’s ability to select the Director it believes best suited to serve as Chairman of the Board.

Accordingly, your Board unanimously recommends a vote AGAINST this proposal.

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the meeting.

SELECTION OF OUR INDEPENDENT AUDITOR

Selection of our 2006 Independent Auditor

Our Board of Directors and shareholders both ratified the selection by our Audit Committee of KPMG LLP to serve as our independent auditor for 2006. In carrying out its duties in connection with the 2006 audit, KPMG LLP had unrestricted access to our Audit Committee to discuss audit findings and other financial matters.

Representatives of KPMG LLP will be present at the annual meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Selection of our 2007 Independent Auditor

KPMG LLP has served as our independent auditor for over 40 years. In September 2006, our Audit Committee decided to seek proposals from qualified external auditors, including KPMG LLP, for the audit of our 2007 financial statements. The process for selecting our independent auditor for 2007 will not be completed in time to seek ratification by our shareholders at our 2007 annual meeting of shareholders. As a result, our Audit Committee has not yet selected our independent auditor for 2007 and therefore we are not in a position to seek ratification by our shareholders of our 2007 independent auditor.

We intend to resume seeking shareholder ratification of the selection of our independent auditor at our 2008 annual meeting of shareholders.

Audit and Non-Audit Fees

Audit services provided by KPMG LLP during the 2006 fiscal year included an audit of our consolidated financial statements, an audit of our internal controls over financial reporting, audits of the financial statements of certain of our affiliates, review of debt and equity offerings, and professional services relating to tax compliance, tax planning, or tax advice.

The following table presents fees billed for audit services rendered by KPMG LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2005 and 2006, and fees billed for other services rendered by KPMG LLP during those periods.

	2005	2006
Audit fees (1)	$2,714,277	$1,441,975
Audit related fees (2)	—	—
Tax fees (3)	37,625	7,605
All other fees	—	—

Total	$2,751,902	$1,449,580

(1)	Audit fees consisted of professional services rendered for the annual audit of our financial statements and the audit of our internal control over financial reporting, fees for review of the interim unaudited financial statements included in our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, and fees for special procedures related to regulatory filings.

(2)	Audit related fees consisted of fees for audits of the financial statements of our affiliates and employee benefit plans. These fees and the fees described in footnote 1 above do not include audit or audit related fees for the 2006 audit of the financial statements and the audit of internal control over financial reporting of our affiliate ONEOK Partners, L.P. in the amount of $1,478,649.

(3)	Tax fees consisted of fees for tax compliance, tax planning, or tax services.

Audit Committee Policy on Services Provided by our Independent Auditor

Consistent with Securities and Exchange Commission and New York Stock Exchange policies regarding auditor independence, the Audit Committee has the responsibility for appointing, setting compensation, and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy with respect to the pre-approval of audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the 2007 audit, management will submit to the Audit Committee the services expected to be provided to us during the following 12-month period for each of the following four categories of services for its approval:

1.	audit services comprised of work performed in the annual audit of our financial statements and to attest and report on management’s assessment of our internal controls over financial reporting, as well as work that only the independent auditor can reasonably be expected to provide, including quarterly review of our unaudited financial statements, comfort letters, statutory audits, attest services, consents and assistance with the review of documents filed with the Securities and Exchange Commission;

2.	audit related services comprised of assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, and consultation regarding financial accounting and/or reporting standards;

3.	tax services comprised of tax compliance, tax planning, and tax advice; and

4.	all other permissible non-audit services, if any, that the Audit Committee believes are routine and recurring services that would not impair the independence of the auditor. No services that would be included in this category were provided to our company by KPMG LLP in 2005 or 2006.

To the extent it deems appropriate, the Audit Committee pre-approves services in each category of services. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus budgeted fees periodically during the year by category of service.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

STOCK OWNERSHIP

Holdings of Major Shareholders

The following table sets forth the beneficial owners of five percent or more of any class of our voting securities known to us at February 1, 2007.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Common Stock	Bank of Oklahoma, N.A. Trustee for the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries P.O. Box 2300 Tulsa, OK 74192	6,227,398 (2)	5.6%

(1)	The percent of voting securities owned is based on the number of outstanding shares of our common stock on February 1, 2007.

(2)	Shares held directly by Bank of Oklahoma, N.A., as Trustee of our Thrift Plan, for the benefit of Thrift Plan participants. Each participant in the Thrift Plan is entitled to instruct the Trustee with respect to the voting of shares held in the participant’s account. The Trustee will vote shares in a participant’s account for which the Trustee does not receive voting instructions in the same proportion as shares in other accounts for which the Trustee does receive voting instructions.

Holdings of Officers and Directors

The following table sets forth the number of shares of our common stock and the number of limited partner units of our affiliate, ONEOK Partners, L.P., beneficially owned as of February 1, 2007, by (1) each director and nominee for director, (2) each of the executive officers named in the Summary Compensation Table for Fiscal 2006 under the caption “Executive Compensation” in this proxy statement, and (3) all directors and executive officers as a group.

Name of Beneficial Owner (1)	Shares of ONEOK Common Stock Beneficially Owned (2)	ONEOK Directors’ Deferred Compensation Plan Phantom Stock (3)	Total of Shares of ONEOK Common Stock Beneficially Owned Plus ONEOK Directors’ Deferred Compensation Plan Phantom Stock	ONEOK Percent of Class (4)	ONEOK Partners Common Units (5)	ONEOK Partners Percent of Class (6)
William M. Bell (7)	35,826	24,793	60,619	*	—	*
Samuel Combs, III	68,061	—	68,061	*	100	*
James C. Day (8)	14,300	994	15,294	*	—	*
William L. Ford (9)	43,261	38,814	82,075	*	—	*
John W. Gibson	154,659	—	154,659	*	—	*
James C. Kneale (10)	150,816	—	150,816	*	—	*
David L. Kyle	590,909	—	590,909	*	5,000	*
Bert H. Mackie	37,512	21,457	58,969	*	—	*
William S. Maxwell	54,903	—	54,903	*	—	*
Pattye L. Moore	21,000	18,077	39,077	*	—	*
Gary D. Parker (11)	40,171	12,369	52,540	*	—	*
Eduardo A. Rodriguez	6,959	490	7,449	*	—	*
David J. Tippeconnic	1,000	490	1,490	*	—	*
Mollie B. Williford	29,541	1,343	30,884	*	—	*
All directors and executive officers as a group:	1,273,650	118,827	1,392,477	1.26%	5,100	*

*	Less than one percent

(1)	The business address for each of the directors and executive officers is c/o ONEOK, Inc., 100 West Fifth Street, Tulsa, Oklahoma 74103-4298.

(2)	Includes shares of common stock held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power, shares of common stock held in our Direct Stock Purchase and Dividend Reinvestment Plan, shares held through our Thrift Plan, and shares that the director or executive officer had the right to acquire within 60 days of February 1, 2007.

The following table sets forth for the persons indicated the number of shares of our common stock (a) which such persons had the right to acquire within 60 days after February 1, 2007 (all such shares are issuable upon the exercise of stock options granted under our Long-Term Incentive Plan or our Stock Compensation Plan for Non-Employee Directors) and (b) which are held on the person’s behalf by the Trustee of our Thrift Plan as of February 1, 2007.

Executive Officer/Director	Stock Options Exercisable within 60 Days	Stock Held by Thrift Plan
William M. Bell	30,000	—
Samuel Combs, III	3,992	26,019
James C. Day	—	—
William L. Ford	30,000	—
John W. Gibson	78,574	5,821
James C. Kneale	17,358	37,270
David L. Kyle	213,145	81,462
Bert H. Mackie	22,494	—
William S. Maxwell	18,683	2,792
Pattye L. Moore	20,000	—
Gary D. Parker	29,449	—
Eduardo A. Rodriguez	—	—
David J. Tippeconnic	—	—
Mollie B. Williford	10,000	—
All directors and executive officers as a group:	475,695	160,506

(3)	Each share of phantom stock is equal to one share of common stock, but phantom stock has no voting or other shareholder rights.

(4)	The percent of our voting securities owned is based on our outstanding shares of common stock on February 1, 2007.

(5)	Does not include 500,000 common units representing 1.078 percent of the common units outstanding and 36,494,126 Class B units representing 100 percent of the Class B units outstanding, of ONEOK Partners, L.P., held by ONEOK, Inc. and its subsidiaries, with respect to which each officer and director disclaims beneficial ownership.

(6)	The percent of ONEOK Partners, L.P. voting securities owned is based on the outstanding common units on February 1, 2007.

(7)	Includes 1,473 shares held in the Bell Family 1982 Revocable Trust.

(8)	Includes 14,300 shares held by the James and Teresa Day Family Trust—1998.

(9)	Includes 2,745 shares owned by the 1979 Leslie A. Ford Trust, of which William L. Ford is a trustee. Mr. Ford disclaims beneficial ownership of these shares. Also includes 2,940 shares owned by the Margaret Long Ford 2004 Revocable Trust, of which Mr. Ford is a trustee.

(10)	Includes 3,221 shares held by Mrs. James C. Kneale. Mr. Kneale disclaims beneficial ownership of these shares.

(11)	Includes 940 shares held by Mrs. Gary D. Parker. Mr. Parker disclaims beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and beneficial owners of 10 percent or more of our common stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common stock. Based solely on a review of the copies of reports furnished to us and representations that no other reports were required, we believe that all of our directors, executive officers, and 10 percent or more shareholders during the fiscal year ended December 31, 2006, complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act, except that a report on Form 3 and a report on Form 4 reporting David J. Tippeconnic’s status as a new member of our Board of Directors and the related grant of shares to Mr. Tippeconnic as part of his annual retainer for his service on our Board were filed late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy.    The Executive Compensation Committee (the “Committee”) of the Board of Directors has the responsibility for reviewing, and recommending to the full Board, our executive compensation programs. The Committee is composed entirely of persons who qualify as independent directors under the listing standards of the New York Stock Exchange.

The role of the Committee is to oversee our compensation and benefit plans and policies, direct the administration of our stock plans (including reviewing and approving equity grants to officers and other employees), and review and approve annually all compensation decisions relating to elected officers, including those for our principal executive officer, our principal financial officer and each of our other three most highly compensated executive officers as set forth in the Summary Compensation Table for Fiscal 2006 (the “named executive officers”). The Committee submits its decisions regarding compensation for the Chairman of the Board, the Chief Executive Officer, executive officers and non-management directors to the Board for ratification.

Our compensation philosophy is to provide employees with a competitive overall compensation package and the opportunity for outstanding performers to earn highly competitive compensation over the long-term through a pay-for-performance approach. Our executive compensation program is based on the belief that the interests of management should be closely aligned with those of our shareholders. The Committee’s principles for the executive compensation program are intended to:

•	attract, motivate and retain executives who drive our success;

•	motivate individuals to perform at their highest levels in the achievement of our business objectives;

•	align the interests of executive officers with the long-term interests of our shareholders and encourage executives to manage from the perspective of owners with an equity stake in our company;

•	encourage strong financial and operational performance and the creation of shareholder value;

•	align executive officers’ interests with the interests of our shareholders by maintaining at risk a portion of executives’ total compensation based on future performance;

•	reward outstanding achievement;

•

provide competitive target compensation opportunities that reflect the 50th percentile (median) of compensation practices offered by energy services companies and other organizations with whom we compete for management talent; and

•	retain the leadership and skills necessary for building long-term shareholder value.

The Committee recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs, and has taken steps to significantly enhance the Committee’s ability to effectively carry out its responsibilities as well as ensure that we maintain strong links between executive pay and performance. Examples of actions that the Committee has taken include:

•	rotating Committee chairs and vice-chairs every three years;

•	initiating a practice of holding executive sessions (without company management present) at every Committee meeting;

•	hiring an independent compensation consultant to advise on executive compensation issues;

•	establishing annual reviews of detailed compensation tally sheets for the named executive officers;

•	assessing the performance of the Committee’s outside consultant and advisor each year and providing feedback as appropriate; and

•	meeting with the outside executive compensation consultant in executive session at least once per year to discuss our compensation policies and actions on a confidential basis.

Compensation Consultant.    The executive compensation group in our corporate human resources department supports both the Committee and senior management in providing periodic analyses and research regarding our executive compensation program. In addition, the Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. In accordance with this authority, the Committee engaged the firm of Towers Perrin in 2006 to serve as its independent outside compensation consultant to advise the Committee on all matters related to executive compensation. In this regard, the Committee has the full authority to retain as well as terminate the services of Towers Perrin in its sole discretion, and Towers Perrin reports directly to the Committee. From time to time, Towers Perrin personnel interact directly with our management in such activities as data collection and analysis, interpretation of new regulatory guidance and policies, and related executive compensation matters as appropriate and as directed by the Committee. However, the final authority with respect to the engagement of Towers Perrin as the Committee’s consultant on executive compensation matters rests with the Committee. A representative of Towers Perrin attended three meetings of the Committee in 2006. Towers Perrin did not advise us or deliver any other human resource service areas outside of the executive compensation advice delivered to the Committee in 2006.

Compensation Methodology.    The Committee strives to provide a comprehensive executive compensation program that is competitive, performance-based, balanced between cash and stock compensation, and places a significant portion of total compensation at risk, tied both to annual and long-term performance of our company as well as to the creation of shareholder value. Annually, the Committee reviews market data at the 50th percentile for the two components of executive compensation: (1) annual cash compensation; and (2) long-term incentive compensation.

The Committee looks to its executive compensation consultant, Towers Perrin, to assist it with the benchmarking and competitive assessment of its executive compensation programs. The company follows a specific group of 20 peer companies in the energy services sector which it uses for benchmarking executive compensation practices. These 20 peer companies include: AGL Resources, Atmos Energy, Centerpoint Energy, Enbridge, Kinder Morgan, KeySpan, MDU Resources Group, National Fuel Gas, New Jersey Resources, Nicor, NiSource, Peoples Energy, Piedmont Natural Gas, Sempra, Southern Union, Southwest Gas, UGI Corp., Vectren, WGL Holdings, and Wisconsin Energy. These peer companies also serve as the peer group for performance assessment of total shareholder return for determination of the number of shares to be issued upon vesting of performance units granted under our Long-Term Incentive Plan and our Equity Compensation Plan. Specific compensation assessments utilizing the peer group of companies include competitive Board of Directors’ compensation levels, stock overhang analysis, share utilization analysis, and prevalence and mix of long-term executive incentive compensation. We also use executive compensation surveys provided by Towers Perrin to assess competitive executive compensation levels for our executive officers. We participate in Towers Perrin’s executive compensation database which reports annual base salary, competitive annual incentive opportunities (both target levels and actual bonuses paid), and competitive long-term incentive compensation based upon an assessment of the expected value of annual long-term grants at the time of grant. Approximately 90 energy services companies are regular participants in the database which serves as a source for the competitive compensation assessment for our executive officers. In order to adjust for the size differences among the 90 companies in the database, single regression analysis is used to correlate our annual revenue size with that of the participating companies. Most of the peer companies identified as specific peer companies cited in the discussion above are included in the Towers Perrin compensation database. In all of our competitive compensation assessments, we look at the 50th percentile (median) level of competitive practice for establishing guidelines for setting base salaries and target levels of incentive compensation.

In assessing the overall mix of compensation for our Chief Executive Officer and other named executive officers, the Committee evaluates competitive survey data presented by the Committee’s executive compensation consultant to assess the allocation between cash and non-cash compensation. Currently, we pay base salary and annual incentives in the form of cash, which is consistent with competitive market standards and practices. The long-term incentive components of our executive compensation, which are tied to our stock price, are currently structured to be paid in shares of our common stock. The payment of long-term incentive compensation exclusively in the form of our common stock is also consistent with competitive market practice. In addition, the payment of equity based long-term incentive compensation in the form of our common stock helps to align the interests of our executive officers with the interests of our shareholders and enhances our executives’ ability to meet our mandated share ownership guidelines.

In executing individual compensation decisions, such as the determination of base salary adjustments, assessment of annual incentive awards earned, and the size and value of long-term equity incentives, the Committee reviews and develops recommendations regarding the compensation of our Chief Executive Officer. These decisions and recommendations are reached by the Committee in executive session. In turn, the Committee takes its recommendations to the Board of Directors for final approval. Our Chief Executive Officer presents his initial recommendations regarding the compensation for his direct reports, including the named executive officers, to the Committee. Our Chief Executive Officer also presents the compensation recommendations developed by his direct reports for other officers and key executives for consideration by the Committee. The Committee then develops its own recommendations, including any adjustments or modifications it deems appropriate, and then presents its final recommendations to the full Board for approval.

In determining individual salary adjustments for our Chief Executive Officer, and salary adjustments for the other named executive officers that are recommended by our Chief Executive Officer, the Committee considers a number of important criteria. First, the Committee considers competitive market data and the median or 50th percentile market rate of base salary for positions of comparable level and scope of responsibility. Second, the Committee considers the tenure of the executive in the position and how long the individual executive has been performing the duties and responsibilities associated with the position at a fully competent level. Third, the Committee considers the executive’s performance in the position and the executive’s contribution to our overall performance for the applicable performance period. In this regard, the Committee completes an individual performance assessment of the Chief Executive Officer each year in written form with numerical weightings in selected performance factors. These performance assessments are summarized and presented to the Chief Executive Officer for discussion and reviewed immediately prior to the Committee’s movement to executive session to determine the recommended salary adjustment each year. The other named executive officers, other officers, and key employees are also evaluated each year through our performance appraisal process. These performance assessments are considered each year when salary adjustments are made in connection with the overall salary review process for our executives.

Components of Compensation—Total Compensation.    We intend to continue our strategy of compensating our executives through programs that emphasize performance-based incentive compensation. To that end, executive compensation is tied directly to our performance and is structured to ensure that, due to the nature of our business, there is an appropriate balance between our long-term and short-term performance, as well as a balance between our financial performance and shareholder return. The Committee believes that in view of our financial performance and the individual performance of each of the named executive officers in 2006, the total compensation paid to the named executive officers in 2006 was reasonable.

Components of Compensation—Annual Cash Compensation.    As in prior years, 2006 annual cash compensation for the named executive officers, as well as our other executive officers, consists of two components: base salary and a variable, at-risk cash incentive award which is earned based upon the company’s fiscal year performance and individual performance.

Annual base salary is designed to compensate executives for their level of responsibility, experience, sustained individual performance, and contribution to the company. The midpoint of each salary range is designed to approximate the 50th percentile of base salaries of the competitive market data described under “Compensation Methodology” above. The peer energy companies identified under “Compensation Methodology” above, make up a peer group of investor-owned energy companies of comparable revenue, market capitalization, and asset size that we regularly evaluate for purposes of performance benchmarking as well as competitive pay assessment.

Annual cash incentive awards are made under our annual officer incentive plan. The purpose of our annual officer incentive plan is to provide our officers with a direct financial interest in our performance and profitability and to reward performance. Under the plan, executive officers have the opportunity to earn an annual cash bonus based on incentive criteria established annually by the Committee.

The incentive criteria for payments under our annual officer incentive plan are developed by senior management and reviewed and approved by the Committee, typically in January of each year. In January 2006, the Committee established the corporate performance criteria for incentive awards under our annual officer incentive plan for 2006, subject to further review and adjustment once the impact of the sale and contribution of our assets comprising our former gathering and processing, natural gas liquids, and pipelines and storage segments to ONEOK Partners, L.P. was known. In April 2006, the Committee reviewed and approved the revised corporate performance criteria which took into account the effect of our transaction with ONEOK Partners, L.P. The corporate performance criteria for 2006 was based on our return on invested capital (“ROIC”) and our earnings per share (“EPS”), both exclusive of the cumulative effect of accounting changes. Under our annual officer incentive plan for 2006, 50 percent of the performance measure was based on ROIC. The Committee approved a threshold, target and maximum level of ROIC, and provided that no incentive amount would be paid based on this performance measure if our actual ROIC was below the threshold level set by the Committee. Further, the incentive payments based on ROIC could not exceed 150 percent of the target level set by the Committee, weighted at 50 percent. The remaining 50 percent of the performance measure under our annual officer incentive plan for 2006 was based on EPS, exclusive of both the cumulative effect of accounting changes and certain gains and losses on the sale and disposition of assets subsequent to our transaction with ONEOK Partners, L.P. Our actual EPS for 2006 was compared with threshold and target EPS levels set by the Committee. Further, the incentive payment based on our EPS could not exceed 50 percent of the targeted payment, weighted at 50 percent. The target ROIC, target EPS, corresponding threshold levels, and the maximum level of ROIC set by the Committee were derived from senior management’s business plans and forecasts which take into account such factors as natural gas pricing, expected capital expenditures, service levels, competitive factors, anticipated growth within our service regions, and other factors. The maximum individual performance multiplier under the 2006 annual officer incentive plan was 125 percent. If the maximum ROIC and the target EPS set by the Committee had been achieved or exceeded, then the participant’s maximum incentive award could have been as high as 250 percent of the target award. Based upon the payment level of the plan, the annual incentive awards were allocated to our business units based upon an assessment of business unit performance and contribution to our overall performance. The assessments of business unit performance and contribution at the business unit level include 2006 net income compared to our 2006 financial plan, safety and environmental compliance, and other factors. Incentive awards would not have been payable under the 2006 annual officer incentive plan if the threshold levels of ROIC and EPS performance had not been achieved, regardless of business unit performance. The maximum level of incentive payments cannot exceed 250 percent of the targeted payment to either a single participant or to all participants in the aggregate.

In addition to taking into account the established ROIC and EPS criteria and the allocation to business units based upon their respective performance, awards to individual officers and all other participants are also subject to further adjustment through the application of an individual performance multiplier ranging from zero to 125 percent in consideration of individual performance and contribution. The individual performance criteria include such criteria as:

•	problem analysis;

•	directing;

•	utilization of human, capital, and material resources;

•	initiation of, and response to, change;

•	planning and organizational ability;

•	decision-making;

•	time management;

•	communication and team relations; and

•	personal actions.

The targeted annual cash incentive award opportunity for each executive officer is set to approximate the 50th percentile of the competitive market data for each position’s annual cash incentive award target with the opportunity to earn above the 50th percentile if the performance criteria targets are exceeded. The following table sets forth the 2006 target and maximum award opportunity for each of the named executive officers expressed as a percentage of his base salary.

Name	Target Award as Percentage of Base Pay	Maximum Award as a Percentage of Base Pay
D. L. Kyle	90%	225%
J. C. Kneale	60%	150%
J. W. Gibson	60%	150%
S. Combs, III	55%	137.5%
W. S. Maxwell	50%	125%

The cash incentive awards earned by our named executive officers for 2006 were based on the Committee’s determination that our 2006 financial results had exceeded the 2006 corporate financial criteria approved by the Committee. Cash incentive award payments for 2006 were based upon a 200 percent multiplier for corporate performance as established and approved by the Committee, and the Committee did not exercise its discretion to adjust the amount of the corporate multiplier for extraordinary circumstances. The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2006 on page 36 contains the cash incentive awards under the annual officer incentive plan earned by each of the named executive officers for 2006.

Components of Compensation—Long-Term Incentive Compensation.    We maintain an Equity Compensation Plan to provide incentives to enable the company to attract, retain, and reward certain employees and to give these employees an incentive to enhance long-term shareholder value. The Equity Compensation Plan was approved by our Board of Directors and our shareholders in 2005 to replace our Long-Term Incentive Plan (the “LTI Plan”). The LTI Plan will continue with respect to long-term incentive awards outstanding under the LTI Plan. Participation in the Equity Compensation Plan is limited to certain of our employees who are in a position to contribute significantly to the growth and profitability of the company, its divisions, and subsidiaries. The Equity Compensation Plan is administered by the Committee, and the Committee is authorized to make all long-term incentive awards under the plan and all decisions and interpretations required to administer the plan.

Equity based long-term incentive awards are approved and granted to our executive officers on an annual cycle, typically in January. In considering the long-term equity incentive grants each year to be made to our

Chief Executive Officer and other named executive officers, the Committee examines the size of grants made in prior years to each executive as well as the executive’s current share ownership of our common stock and compliance with our share ownership guidelines. The recommended grant levels for 2006 were based upon competitive market data presented by the Committee’s executive compensation consultant, as well as the assessment of our overall performance and the individual executive’s performance and contribution.

Grants under the LTI Plan.    The LTI Plan authorizes the Committee to grant stock incentives to eligible employees in a variety of forms, including incentive stock options, non-statutory stock options, stock bonus awards, restricted stock awards, restricted stock incentive unit awards, and performance unit awards.

The company has not granted new stock options to employees since 2003. At that time, the company’s long-term equity incentive strategy was modified to reflect award opportunities in the form of restricted stock units and performance stock units. All stock option grants under our LTI Plan were made at an exercise price equal to the fair market value of our stock on the grant date, which was the date of the meeting of the Committee during which the grant was approved. The fair market value is determined by reference to the average of the high and low prices of our common stock on the New York Stock Exchange on the grant date. Until January 1, 2007, the company granted restorative options under the provisions of the LTI Plan which provide that employees who exercise options with the restorative feature under the LTI Plan receive a subsequent grant of stock options when they surrender shares to pay the exercise price of the initial options. All such restorative options were granted at 100 percent of the stock’s fair market value on the date of grant and are subject to a new six-month vesting requirement. Effective January 1, 2007, the restorative feature was eliminated from all of our outstanding options.

Restricted stock awards granted under the LTI Plan in 2003 paid dividends and vested three years from the date of grant at which time the restrictions applicable to the restricted stock lapsed. Restricted stock incentive unit awards granted under the LTI Plan in 2004 and 2005 do not pay dividends and vest three years from the date of grant, at which time the grantee is entitled to receive two-thirds of the grant in shares of our common stock and one-third of the grant in cash. If a participant retires or becomes disabled or deceased prior to vesting, the restricted stock incentive units vest on a pro-rated basis based on the number of full months from the date of grant and the date of the participant’s retirement, disability or death. In the event of a change in control, restricted stock incentive unit awards vest in full.

Performance unit awards granted under the LTI Plan in 2003 do not pay dividends and vest three years from the date of grant, at which time grantees become entitled to receive a percentage of the performance units, ranging from zero to 200 percent (in 50 percent increments), based upon the company’s ranking for total shareholder return compared to the specified peer group of 20 energy companies. Performance unit awards granted under the LTI Plan in 2004 and 2005 do not pay dividends and vest three years from the date of grant, at which time the holder is entitled to receive a percentage of the performance units, ranging from zero to 200 percent (in 50 percent increments), based on the company’s ranking for total shareholder return compared to the total shareholder return of the specified peer group, payable two-thirds of the grant in shares of our common stock and one-third of the grant in cash. The vesting and payment for performance units held by a grantee who has terminated employment due to such grantee’s retirement, disability or death is determined and distributed, respectively, after the end of the same performance period applicable to grantees who are still employed by the company. In cases of such termination, that number of unvested performance units held by such grantee that would have vested as of the end of the performance period will be pro-rated based on the number of full months from the date of grant and the date of such grantee’s retirement, disability or death. In the event of a change in control, performance unit awards vest in full.

Grants under the Equity Compensation Plan.    Long-term incentive awards under the Equity Compensation Plan can be in the form of stock bonus awards (which may include performance share awards, performance unit awards, restricted stock awards, and restricted stock incentive unit awards), stock options, and director stock awards. Our Equity Compensation Plan prohibits re-pricing of options granted under the plan and prohibits the granting of “restored” options. In January 2006, the Committee approved the first grants to executive officers under the Equity Compensation Plan which consisted of restricted stock incentive units and performance units. To date, no restricted stock or stock options have been granted under the Equity Compensation Plan. In 2006, the allocation of the long-term incentives averaged 77 percent in performance awards and 23 percent in restricted awards, which reflects a shift to deliver more value in performance awards than in restricted awards.

Restricted stock incentive units granted under the Equity Compensation Plan do not pay dividends and vest three years from the date of grant, at which time the holder is entitled to one share of the company’s common stock for each restricted stock incentive unit held. If a holder of restricted stock incentive units retires, becomes disabled or dies prior to vesting, the restricted stock incentive units will vest on a pro-rated basis based on the number of full months from the date of grant and the date of such holder’s retirement, disability or death. In the event of a change in control, restricted stock incentive unit awards vest in full.

Performance units granted under the Equity Compensation Plan vest three years from the date of grant, at which time the holder becomes entitled to receive a percentage of the performance units in shares of our common stock, ranging from zero to 200 percent (in 50 percent increments), based on our ranking for total shareholder return compared to our peer group. The vesting of any payment for performance units held by a grantee who has terminated employment due to such grantee’s retirement, disability or death is determined and distributed, respectively, after the end of the same performance period applicable to grantees who are still employed by us. In cases of such termination, that number of unvested performance units held by such grantee that would have vested as of the end of the performance period will be pro-rated based on the number of full months from the date of grant and the date of such grantee’s retirement, disability or death. In the event of a change in control, performance units awards vest in full.

As a result of the change in Mr. Kyle’s position with us, effective January 1, 2007, the Executive Compensation Committee and our Board of Directors approved the amendment to the terms of all restricted stock incentive units and performance units held by Mr. Kyle to provide that, in lieu of Mr. Kyle’s participation in 2007 in our annual officer incentive plan and in lieu of any grants to Mr. Kyle in 2007 of restricted stock units or performance units under our Equity Compensation Plan, all restricted stock incentive units and performance units held by Mr. Kyle will fully vest on December 31, 2007, the date of Mr. Kyle’s expected retirement from our company. The provisions relating to the distribution of the shares of our common stock underlying such vested restricted stock incentive units and performance units were not changed, and the distribution of those shares will be made at the same time distributions are made to other holders of the same restricted stock incentive units and performance units.

In determining the amount of restricted stock incentive units and performance units awarded to each executive officer in 2006 under the Equity Compensation Plan, the Committee reviewed the competitive data provided in Towers Perrin’s executive compensation database relating to competitive long-term incentive award values for the energy services industry at the 50th percentile, and it also considered the executive officer’s performance and contributions to our long-term success and profitability.

The value of the restricted stock incentive units and performance units granted to the named executive officers for which expense was recognized in 2006, as determined in accordance with Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments (“Statement 123R”), is shown in the “Stock Awards” column of the Summary Compensation Table for Fiscal 2006 on page 36. The 2003 and 2006 grants under the LTI Plan and Equity Compensation Plan, respectively, are settled in stock, so the expense recognized under Statement 123R is based on the grant date fair value of the awards. With respect to the 2004 and 2005 grants under the LTI Plan, two-thirds of the awards are settled in stock and one-third in cash. The expense recognized under Statement 123R for the portion settled in stock is based on the grant date fair value of the awards. For the portion settled in cash, the Statement 123R expense is updated each quarter to reflect the current value of the awards at the end of the quarter. The awards are taxable income for the participant and are generally tax deductible to us upon vesting.

2007 Equity Grants.    In January 2007, our Board of Directors granted both restricted stock incentive units and performance units under our Equity Compensation Plan to the named executive officers as follows:

Name	Grant Date	Restricted Stock Incentive Units	Performance Units
D. L. Kyle	01-18-07	—	—
J. C. Kneale	01-01-07	50,000	—
	01-18-07	6,000	18,000
J. W. Gibson	01-01-07	150,000	—
	01-18-07	10,000	28,000
S. Combs, III	01-18-07	2,500	8,500
W. S. Maxwell	01-18-07	2,500	8,500

The restricted stock incentive units granted to Mr. Gibson effective January 1, 2007, vest five years from the date of grant and the restricted stock incentive units granted to Mr. Kneale effective January 1, 2007, vest two years from the date of grant, at which times Messrs. Gibson and Kneale are entitled to receive the grant in shares of our common stock. The restricted stock incentive units granted on January 18, 2007, vest three years from the date of grant, at which time the grantee is entitled to receive the grant in shares of our common stock. The performance units vest three years from the date of grant, at which time the holder is entitled to receive a percentage (zero percent to 200 percent, in increments of 50 percent) of the performance units granted based on our total shareholder return over the period January 18, 2007 to January 18, 2010, compared to the total shareholder return of our peer group, payable one share of our common stock for each performance unit granted.

Securities Trading Policy.    We have a policy that executive officers and directors may not purchase or sell our stock when they are in possession of material non-public information. In addition, this policy provides that no director or officer may sell short or engage in transactions in put or call options relating to securities of the company.

Share Ownership Guidelines.    Our Board of Directors has adopted share ownership guidelines for our Chief Executive Officer and all other officers of the company. The guidelines are mandatory and must be achieved by each officer over the course of five years. The Committee strongly advocates executive share ownership as a means to better align executive interests with those of all shareholders. The ownership guideline for the Chief Executive Officer is a share ownership position of six times base salary. The ownership guidelines for the other officers are share ownership positions ranging from one to five times base salary.

The Board of Directors has also established minimum share ownership guidelines for our Directors which provide that, within five years after joining the Board, each non-management Director will own a minimum of 7,500 shares of our common stock.

Retirement Plans.    We maintain a traditional defined benefit pension plan. Subsequent to December 31, 2004, no new non-bargaining unit participants have been added to the plan. At that time, we adopted a profit sharing plan pursuant to which we may, and generally expect to, make a contribution to the plan each calendar quarter that will result in an allocation to the participant’s plan account equal to one percent of the participant’s compensation for that quarter. We may also make an additional discretionary contribution to the participant’s account at year end. The plan does not provide for any contributions to be made by participants. In addition, we have a supplemental executive retirement plan for the benefit of certain officers and other employees. When we calculate targeted overall compensation for our senior management, we factor in the benefits expected to be received under these plans. Additional details regarding our pension plan and supplemental executive retirement plan are provided under “Long-Term Compensation Plans” below.

Change in Control.    Our senior management and other employees have built our company into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of our shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of our shareholders. Therefore, we have entered into termination agreements with each of our named executive officers. See “Potential Post-Employment Payments and Payments Upon a Change in Control.”

Internal Revenue Service Limitations on Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that the company may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Stock option awards and performance unit awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible if certain requirements are met. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals when in the best interest of the company, the Committee has not adopted a policy requiring all compensation to be deductible. Annual cash incentive compensation, restricted stock and restricted stock incentive units are not considered performance-based under Section 162(m) of the Tax Code and, as such, are generally not deductible by the company. All other stock option and performance unit amounts will be deductible when they are paid to the executive officers.

Tally Sheets.    Compensation tally sheets for each of Messrs. Kyle, Kneale and Gibson were prepared and reviewed by the Committee in 2006. These tally sheets affixed dollar amounts to all components of such officers’ 2006 compensation, including current pay (salary and bonus), deferred compensation, outstanding equity awards, benefits, perquisites, potential change-in-control severance payments and potential payments that the executive would receive in the event of various termination events. The Committee has committed to review tally sheets at least on an annual basis.

2007 Report of the Executive Compensation Committee

The Executive Compensation Committee of the Board of Directors has the responsibility for reviewing, and recommending to the full Board of Directors, the company’s executive compensation programs. The Committee is composed entirely of persons who qualify as independent directors under the listing standards of the New York Stock Exchange.

In this context, the Committee has met, reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Respectfully submitted by the members of the Executive Compensation Committee of the Board of Directors:

Bert H. Mackie, Chair

James C. Day, Vice Chair

William L. Ford

David J. Tippeconnic

Named Executive Officer Compensation

The following table shows the compensation for the named executive officers serving as such on December 31, 2006.

Summary Compensation Table for Fiscal 2006

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
D. L. Kyle	2006	$850,000	$5,493,789	$13,806	$1,912,500		$1,231,128	$152,071	$9,653,294
Chairman of the Board and Chief Executive Officer (6)

J. C. Kneale	2006	$435,000	$1,216,527	$477,987	$625,000		$511,974	$60,222	$3,326,710
Executive Vice President—Finance and Administration and Chief Financial Officer (6)

J. W. Gibson	2006	$435,000	$1,058,983	$2,947	$655,000		$503,995	$57,931	$2,713,856
President and Chief Operating Officer ONEOK Partners, L.P. (6)

S. Combs, III	2006	$330,000	$632,728	$62,290	$345,000		$269,798	$22,138	$1,661,954
President—ONEOK Distribution Companies

W. S. Maxwell	2006	$250,000	$343,178	$121,949	$383,750	(7)	$50,980	$27,538	$1,177,395
President ONEOK Energy Services

(1)	The amounts included in the table reflect the Statement 123R expense recognized in 2006 for restricted stock, restricted stock incentive units and performance units granted under our LTI Plan and our Equity Compensation Plan. Assumptions used in the calculation of the value of these equity grants are included in Note P to our audited financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

Restricted stock and restricted stock incentive units vest three years from the date of grant. Because no shares of our common stock are issued under a restricted stock incentive unit until the unit vests, no dividends are payable with respect to restricted stock incentive units. The performance units do not pay dividends and vest three years from the date of grant at which time the holder is entitled to receive a percentage (0 percent to 200 percent in increments of 50 percent) of the performance units granted based on our total shareholder return over the performance cycle compared to the total shareholder return of a peer group of 20 other energy companies. Grants of restricted stock, restricted stock incentive units, and performance units made in 2003 and 2006 are payable in shares of our common stock upon vesting. Grants of restricted stock incentive units and performance units made in 2004 or 2005 are payable one-third in cash and two-thirds in shares upon vesting. The fair value of restricted stock and restricted stock incentive units for the purposes of Statement 123R was determined on the date of grant based on the closing price of our common stock on the grant date adjusted for the current dividend yield. The fair value of the performance units granted in 2003, 2004 and 2005 for the purposes of Statement 123R was determined on the date of grant based on the closing price of our common stock on the grant date adjusted for the current dividend yield. With respect to the performance units granted in 2006, the fair value for the purposes of Statement 123R was determined using a valuation model that considers the market condition (total shareholder return), using assumptions developed from historical information of the company and each of the peer companies.

(2)

No options were granted in 2006 except for restored options granted in connection with the exercise of options granted under our LTI Plan. Effective January 1, 2007, the restorative feature of all our outstanding stock options was eliminated. The 2003 option grants vested on February 20, 2006. The amounts included in the table reflect the value of the 2003 grants and the restored options granted in 2006 as expensed in accordance with Statement 123R. Assumptions used in the calculation of the value of these option grants are included in Note P to our audited financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(3)	Reflects payments made in 2007 under our 2006 annual officer incentive plan. For a discussion of the performance criteria established by our Executive Compensation Committee for awards under the 2006 annual officer incentive plan, see “Components of Compensation—Annual Cash Compensation” above.

(4)	Reflects aggregate current year change in pension values for each named executive officer based on the change of the present value of the benefit as presented in the Pension Benefits table. The present value is based on the earliest age for which an unreduced benefit is available (age 62) and assumptions from the September 30, 2005, and 2006 measurement dates for our pension plan.

The total earnings on the executives’ balances under our Nonqualified Deferred Compensation Plan are included in the Nonqualified Deferred Compensation table. In the Summary Compensation Table for Fiscal 2006 above, only the above market earnings for 2006 are included. For 2006, these amounts are $1,856 for Mr. Kyle and $1,086 for Mr. Kneale. For additional information on our Nonqualified Deferred Compensation Plan, see “Long-Term Compensation Plans—Nonqualified Deferred Compensation Plan” below.

(5)	Reflects the amounts paid as our match under our Employee Nonqualified Deferred Compensation Plan, amounts paid as our match under our Thrift Plan, amounts paid as tax reimbursements for employee stock awards under our Employee Stock Award Program, amounts expensed in accordance with Statement 123R for shares of our common stock issued under our Employee Stock Award Program, and amounts paid as employee service awards, as follows:

Name	Year	Match Under our Nonqualified Deferred Compensation Plan	Match Under our Thrift Plan	Tax Reimbursement	Employee Stock Award	Service Award
D. L. Kyle	2006	$138,240	$13,200	$270	$361	$—
J. C. Kneale	2006	$45,300	$13,200	$270	$361	$1,091	(a)
J. W. Gibson	2006	$44,100	$13,200	$270	$361	$—
S. Combs, III	2006	$8,400	$13,200	$177	$361	$—
W. S. Maxwell	2006	$13,800	$13,200	$177	$361	$—

(a)	This amount represents a service award to Mr. Kneale for 25 years of service to our company.

Our Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries is a tax qualified plan which covers substantially all of our employees. Employee contributions are discretionary. Subject to certain limits, we match employee contributions to the plan up to a maximum of six percent.

For additional information on our Nonqualified Deferred Compensation Plan, see “Long-Term Compensation Plans—Nonqualified Deferred Compensation Plan” below.

Under our Employee Stock Award Program, we issued, for no consideration, to all eligible employees (all full-time employees and employees on short-term disability) one share of our common stock when the closing price of our common stock on the New York Stock Exchange was for the first time at or above $26 per share, and we have issued and we will continue to issue, for no consideration, one additional share of our common stock to all eligible employees when the closing price on the New York Stock Exchange is for the first time at or above each one dollar increment above $26 per share. Nine shares were issued to each named executive officer under this program in 2006. The total number of shares of our common stock available for issuance under this program is 200,000 shares.

Other than as set forth above, the named executive officers did not receive perquisites or other personal benefits with an aggregate value of $10,000 or more.

(6)	Effective January 1, 2007, Mr. Kyle became our Chairman of the Board, Mr. Gibson became our Chief Executive Officer, and Mr. Kneale became our President and Chief Operating Officer.

(7)	Includes a final payment of $73,750 to Mr. Maxwell under a group bonus plan which was terminated in January 2005.

2006 Grants of Plan-Based Awards

The following table shows the grants of executive compensation plan based awards to the named executive officers during 2006.

Grants of Plan-Based Awards for Fiscal Year 2006

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
D. L. Kyle
Restricted Stock Units	01-19-06							25,000			$649,500
Performance Share Units	01-19-06				—	95,000	190,000				$2,468,100
Annual Incentive Plan	01-01-06	—	$765,000	$1,912,500

J. C. Kneale
Stock Options	04-07-06								5,114	$33.33	$32,489
	04-07-06								3,763	$33.33	$14,343
	04-07-06								14,895	$33.33	$90,481
	04-07-06								2,014	$33.33	$4,514
	04-07-06								2,714	$33.33	$12,946
	04-07-06								1,748	$33.33	$9,532
	04-07-06								336	$33.33	$1,259
	04-07-06								11,882	$33.33	$72,178
	04-07-06								5,114	$33.33	$32,489
	04-07-06								5,114	$33.33	$32,489
	04-07-06								1,140	$33.33	$6,217
	04-07-06								4,858	$33.33	$30,863
	10-10-06								1,508	$38.64	$7,122
	10-10-06								2,034	$38.64	$9,606
	10-10-06								219	$38.64	$1,245
	10-10-06								3,581	$38.64	$14,004
	10-10-06								1,997	$38.64	$5,703
	10-10-06								4,410	$38.64	$25,070
	10-10-06								3,245	$38.64	$9,267
	10-10-06								12,846	$38.64	$69,857
	10-10-06								2,340	$38.64	$9,151
	10-10-06								1,507	$38.64	$7,117
	10-10-06								289	$38.64	$825
	10-10-06								10,247	$38.64	$55,723
	10-10-06								4,410	$38.64	$25,070
	10-10-06								4,410	$38.64	$25,070
	10-10-06								983	$38.64	$4,642
Restricted Stock Units (3)	01-19-06							10,000			$259,800
Performance Share Units (4)	01-19-06				—	17,500	35,000				$454,650
Annual Incentive Plan	01-01-06	—	$338,000	$845,000

J. W. Gibson
Restricted Stock Units	01-19-06							10,000			$259,800
Performance Share Units	01-19-06				—	17,500	35,000				$454,650
Annual Incentive Plan	01-01-06	—	$465,000	$1,162,500

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
S. Combs, III
Stock Options	07-10-06								3,005	$35.44	$21,802
	07-10-06								987	$35.44	$6,046
	12-28-06								442	$43.67	$1,732
	12-28-06								1,329	$43.67	$5,206
	12-28-06								800	$43.67	$3,857
	12-28-06								4,086	$43.67	$23,148
	12-28-06								2,439	$43.67	$15,147
	12-28-06								2,439	$43.67	$15,147
Restricted Stock Units	01-19-06							6,000			$155,880
Performance Share Units	01-19-06				—	10,500	21,000				$272,790
Annual Incentive Plan	01-01-06	—	$181,500	$453,750

W. S. Maxwell
Stock Options	08-08-06								1,806	$38.11	$11,657
	08-08-06								1,177	$38.11	$6,434
	08-08-06								1,431	$38.11	$7,822
	08-08-06								129	$38.11	$833
	08-08-06								9,951	$38.11	$72,865
	08-08-06								3,655	$38.11	$15,109
	08-08-06								253	$38.11	$1,383
	08-08-06								281	$38.11	$1,814
Restricted Stock Units	01-19-06							3,000			$77,940
Performance Share Units	01-19-06				—	5,000	10,000				$129,900
Annual Incentive Plan	01-01-06	—	$125,000	$312,500

(1)	Reflects estimated payments which could have been made under our 2006 annual officer incentive plan. The plan provides that our officers may receive annual cash incentive awards based on the performance and profitability of the company, the performance of particular business units of the company, and individual performance. The corporate and business unit criteria and individual performance criteria are established annually by the Executive Compensation Committee of our Board of Directors. The Committee also establishes annual target awards for each officer. The actual amounts earned by the named executive officers in 2006 under the plan are set forth under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for Fiscal 2006.

(2)	Reflects performance units granted under our Equity Compensation Plan which, except for Mr. Kyle, vest three years from the date of grant, at which time the holder is entitled to receive a percentage (zero percent to 200 percent, in increments of 50 percent) of the performance units granted based on our total shareholder return over the period January 19, 2006, to January 19, 2009, compared to the total shareholder return of a peer group of 20 other energy companies, payable one share of our common stock for each performance unit granted. Performance units held by Mr. Kyle vest on December 31, 2007, the date of Mr. Kyle’s expected retirement from our company. The distribution to Mr. Kyle of shares of our common stock underlying such vested units will be made at the same time distributions are made to other holders of the same vested units.

(3)	Reflects restricted stock incentive units granted under our Equity Compensation Plan which, except for Mr. Kyle, vest three years from the date of grant, at which time the grantee is entitled to receive the grant in shares of our common stock. Restricted stock incentive units held by Mr. Kyle vest on December 31, 2007, the date of Mr. Kyle’s expected retirement from our company. The distribution to Mr. Kyle of shares of our common stock underlying such vested units will be made at the same time distributions are made to other holders of the same vested units.

(4)	No options were granted in 2006 except for restored options granted under our LTI Plan in connection with the exercise by the named executive officer of options granted under the LTI Plan in prior years. Our stock option agreements with the named executive officers entered into prior to 2003 entitled them to receive a restored option if and when they exercise all or part of their options using common stock to pay the purchase price of the option. The restored option is exercisable for the number of shares tendered to pay the option price, is exercisable at any time after the expiration of a period of six months following the date of grant, and expires on the expiration date of the original grant. Each restored option was granted at an exercise price equal to the fair market value of a share of our common stock on the date of the grant of the restored option calculated as the average of the high and low trading prices of a share of our common stock on the New York Stock Exchange on the date of grant. Effective January 1, 2007, the restorative feature was eliminated from all our outstanding options.

Outstanding Equity Awards

The following table shows the outstanding equity awards held by the named executive officers at December 31, 2006.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
D. L. Kyle						127,000	$5,476,240	418,000	$18,024,160
	50,000	—	—	$16.88	02-20-13
	23,750	—	—	$17.05	01-17-12
	16,382	—	—	$34.61	10-16-07
	21,366	—	—	$34.61	10-15-08
	14,991	—	—	$34.61	10-21-09
	51,568	—	—	$34.61	01-18-11
	35,088	—	—	$34.61	01-17-12

J. C. Kneale						33,500	$1,444,520	84,500	$3,643,640
	12,500	—	—	$16.88	02-20-13
	4,858	—	—	$33.33	01-17-12
		5,531	—	$38.64	10-16-07
		5,921	—	$38.64	10-15-08
		6,032	—	$38.64	10-21-09
		23,093	—	$38.64	01-18-11
		13,449	—	$38.64	01-17-12

J. W. Gibson						30,000	$1,293,600	75,500	$3,255,560
	11,000	—	—	$16.88	02-20-13
	20,000	—	—	$17.05	01-17-12
	34,476	—	—	$22.31	01-18-11
	3,089	—	—	$34.05	05-15-10
	10,009	—	—	$34.05	01-17-12

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
S. Combs, III						18,000	$776,160	45,750	$1,972,740
	1,576	—	—	$22.19	10-21-09
	8,441	—	—	$22.19	01-17-12
	2,294	—	—	$33.75	10-15-08
		987	—	$35.44	10-21-09
		3,005	—	$35.44	01-17-12
		1,771	—	$43.67	10-15-08
		800	—	$43.67	10-21-09
		4,086	—	$43.67	01-18-11
		4,878	—	$43.67	01-17-12

W. S. Maxwell						8,500	$366,520	24,250	$1,045,660
		1,806	—	$38.11	10-21-09
		1,177	—	$38.11	10-15-08
		1,431	—	$38.11	10-15-08
		129	—	$38.11	10-21-09
		9,951	—	$38.11	01-18-11
		3,655	—	$38.11	10-16-07
		253	—	$38.11	10-15-08
		281	—	$38.11	10-21-09

(1)	All unvested options are restored options which vest six months from the grant date and have the same expiration date as the original grant. Effective January 1, 2007, the restorative feature was eliminated from all of our outstanding options.

(2)	See footnote (3) to the “Grants of Plan-Based Awards for Fiscal 2006” table for a discussion of the vesting terms of our restricted stock incentive units. Restricted stock incentive units vest as follows:

D. L. Kyle	127,000 on December 31, 2007
J. C. Kneale	12,500 on January 15, 2007
11,000 on January 20, 2008
10,000 on January 19, 2009
J. W. Gibson	11,500 on January 15, 2007
8,500 on January 20, 2008
10,000 on January 19, 2009
S. Combs, III	6,000 on January 15, 2007
6,000 on January 20, 2008
6,000 on January 19, 2009
W. S. Maxwell	3,000 on January 15, 2007
2,500 on January 20, 2008
3,000 on January 19, 2009

(3)	See footnote (2) to the “Grants of Plan Based Awards for Fiscal 2006” for a discussion of the vesting terms of our performance units. Based on our projected performance at December 31, 2006, performance units vest as follows:

D. L. Kyle	418,000 on December 31, 2007
J. C. Kneale	18,750 on January 15, 2007
30,750 on January 20, 2008
35,000 on January 19, 2009
J. W. Gibson	17,250 on January 15, 2007
23,250 on January 20, 2008
35,000 on January 19, 2009
S. Combs, III	9,000 on January 15, 2007
15,750 on January 20, 2008
21,000 on January 19, 2009
W. S. Maxwell	7,500 on January 15, 2007
6,750 on January 20, 2008
10,000 on January 19, 2009

Option Exercises and Stock Vested

The following table sets forth the exercises of stock options by, and stock which vested with, the named executive officers during 2006.

Option Exercises and Stock Vested in Fiscal Year 2006

	Option Awards (1)		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#) (3)	Value Realized on Vesting ($) (4)
D. L. Kyle	6,210	$26,571	105,793	$3,190,182
J. C. Kneale	136,796	$793,704	26,448	$797,545
J. W. Gibson	—	—	23,274	$701,840
S. Combs, III	36,947	$585,730	12,695	$382,822
W. S. Maxwell	22,661	$112,036	5,021	$151,419

(1)	Certain of the named executive officers elected to have shares withheld upon the exercise of options, or to have vested shares withheld, in each case to cover applicable state and federal taxes incurred upon the exercise of options or vesting. As a result, the net shares received upon the exercise of options or vesting and the related net value realized are as follows:

Name	Net Shares Acquired on Exercise of Options (#)	Net Value Realized on Exercise of Options ($)	Net Shares Acquired on Vesting (#)	Net Value Realized on Vesting ($)
D. L. Kyle	—	$26,571	58,503	$1,764,158
J. C. Kneale	13,920	$506,624	15,865	$478,409
J. W. Gibson	—	$—	13,953	$420,753
S. Combs, III	8,580	$338,930	7,165	$216,061
W. S. Maxwell	1,883	$77,644	2,747	$82,836

(2)	The value received on exercise represents the difference in the option exercise price paid upon exercise and the market price of the shares received upon exercise based on the price of our common stock on the New York Stock Exchange on the date of exercise.

(3)	Includes restricted stock and performance units which vested in 2006, including shares received as dividends on restricted stock over the three year vesting period.

(4)	The value received on vesting represents the market value of the shares received based on the price of our common stock on the New York Stock Exchange on the date of vesting.

Long-Term Compensation Plans

The following table sets forth the estimated present value of accumulated benefits under each of our retirement plans as well as payments made as of September 30, 2006, under these plans.

Pension Benefits as of September 30, 2006

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
D. L. Kyle	Supplemental Executive Retirement Plan	32.25		$6,933,332	—
	Qualified Pension Plan	32.25		$767,762	—

J. C. Kneale	Supplemental Executive Retirement Plan	25.42		$2,638,383	—
	Qualified Pension Plan	25.42		$645,972	—

J. W. Gibson	Supplemental Executive Retirement Plan	16.33	(2)	$2,070,023	—
	Qualified Pension Plan	6.33		$150,775	—

S. Combs, III	Supplemental Executive Retirement Plan	22	(3)	$844,810	—
	Qualified Pension Plan	22	(3)	$419,162	—

W. S. Maxwell	Supplemental Executive Retirement Plan	11.17		$309,525	—
	Qualified Pension Plan	11.17		$166,683	—

(1)	Each executive officer’s benefit is determined as of age 62 when an unreduced benefit can be received under the plans. Using the assumptions from the pension plan measurement date of September 30, the present value of the unreduced benefit is determined.

(2)	Includes 10 additional years of service for purposes of calculating Mr. Gibson’s benefits under our 2005 SERP. This additional 10 years of service results in a benefit augmentation with an actuarial present value $1,393,000, or $16,609 per month.

(3)	Mr. Combs’ actual service is 21 years and nine months. There is no resulting benefit augmentation with respect to the additional three months credited to Mr. Combs’ years of service.

Pension Plan.    Our retirement plan is a qualified, defined benefit pension plan under both the Tax Code and the Employee Retirement Income Security Act of 1974, as amended. The plan covers substantially all of our employees. Non-bargaining unit employees hired after December 31, 2004, are not eligible to participate in the plan.

Benefits under our retirement plan become vested and non-forfeitable after completion of five years of continuous employment. A vested participant receives the monthly retirement benefit at normal retirement age under the retirement plan, unless an early retirement benefit is elected under the plan, in which case the retirement benefit may be actuarially reduced for early commencement. Participants retiring on or after age 62 through normal retirement age receive 100 percent of their accrued monthly benefit which may be reduced depending on the optional form of payment elected at retirement. Benefits are calculated at retirement date based on a participant’s credited service, limited to a maximum of 35 years, and final average earnings.

For purposes of the table, the annual social security covered compensation benefit of $51,252 was used in the excess benefit calculation. Benefits payable under our retirement plan are not offset by social security benefits.

Under the Tax Code, the annual compensation of each employee to be taken into account under our retirement plan for 2006 cannot exceed $220,000.

The earnings utilized in the retirement plan benefit formula for employees includes the base salary and cash incentive paid to an employee during the period of the employee’s final average earnings. The period of final average earnings means the employee’s highest earnings during any 60 consecutive months during the last 120 months of employment. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” and “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for Fiscal 2006 could be considered eligible compensation in determining benefits, except that the plan benefit formula takes into account only a fixed percentage of final average earnings which is uniformly applied to all employees. The amount of eligible compensation that may be considered in calculating retirement benefits is also subject to limitations in the Tax Code applicable to the plan.

Supplemental Executive Retirement Plan.    We have maintained a Supplemental Executive Retirement Plan (“Prior SERP”) for more than 20 years as a supplemental retirement benefit plan for certain of our elected or appointed officers, and certain other employees in a select group of our management and highly compensated employees. In August 2004, our Board approved certain amendments to the Prior SERP, including amendments providing that the Prior SERP would terminate and be frozen, effective December 31, 2004, and, as a result, no new participants will be eligible to participate in the plan and no further or additional benefits will accrue under the plan. Participants in the Prior SERP were vested in their accrued benefits as of December 31, 2004. At the same time, our Board adopted the 2005 Supplemental Executive Retirement Plan (“2005 SERP”) which became effective January 1, 2005. The 2005 SERP provides comparable benefits for officers and a select group of our management or highly compensated employees in essentially the same manner as the Prior SERP. These benefits are payable concurrently with retirement plan benefits. However, the 2005 SERP provides that officers or employees may be selected for participation in a supplemental retirement benefit, an excess retirement benefit, or both of those retirement benefits. If a participant is eligible for both the supplemental retirement benefit and the excess retirement benefit, the excess retirement benefit is treated as an offset that reduces the supplemental retirement benefit. Participants in both the Prior SERP and the 2005 SERP are selected by our Chief Executive Officer or, in the case of our Chief Executive Officer, by the Board of Directors.

An officer or employee who remains entitled to benefits under the Prior SERP is not eligible to participate in the 2005 SERP. Eligibility to participate in the 2005 SERP was conditioned upon an employee having no entitlement to accrued benefits under the Prior SERP. All active employees who were participants in the Prior SERP voluntarily cancelled their entitlement to participate in the Prior SERP and, after December 31, 2004, their excess and supplemental retirement benefits will be provided solely under the 2005 SERP.

In December 2004, our Board adopted certain amendments to the 2005 SERP, to be effective for the first plan year commencing January 1, 2005. These amendments were intended to comply with newly enacted requirements for nonqualified deferred compensation plans under Section 409A of the Tax Code. The amendments relate to participant elections with respect to compensation that is deferred under the plan, the timing and form of payment of benefits, requirements and limitations as to any changes of those benefits after an employee first becomes a plan participant, and the addition of other conforming provisions and definitions.

Supplemental benefits payable to participating employees under both the Prior SERP and the 2005 SERP are based upon a specified percentage (reduced for early retirement and commencement of payment of benefits under the plan) of the highest 36 consecutive months’ compensation of the employee’s last 60 months of service. The excess retirement benefit under the plans pays a benefit equal at least to the benefit which would be payable to the participant under our retirement plan if limitations imposed by the Tax Code were not applicable, less the benefit payable under our retirement plan with such limitations. Benefits under the plan are paid concurrently with the payment of benefits under our retirement plan or as the administrative committee may determine. Plan benefits are offset by benefits payable under our retirement plan, but are not offset by Social Security benefits. We fund this benefit through a trust arrangement commonly referred to as a rabbi trust. Our Board of Directors may amend or terminate the plans at any time, provided that accrued benefits to current participants may not be reduced.

Nonqualified Deferred Compensation Plan.    The following table sets forth certain information regarding the participation by the named executive officers in our deferred compensation plan.

Nonqualified Deferred Compensation in Fiscal Year 2006

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
D. L. Kyle	$153,440	$138,240	$368,640	$—	$3,284,848
J. C. Kneale	$52,200	$45,300	$99,942	$—	$1,028,956
J. W. Gibson	$51,000	$44,100	$54,530	$—	$429,545
S. Combs, III	$6,600	$8,400	$588	$8,214	$69,676
W. S. Maxwell	$21,500	$13,800	$5,500	$28,116	$161,945

(1)	The “All Other Compensation” column of the Summary Compensation Table for Fiscal 2006 at page 36 includes these amounts paid as our match under our Employee Nonqualified Deferred Compensation Plan.

(2)	The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for Fiscal 2006 at page 36 includes above market earnings for 2006. These amounts are $1,856 for Mr. Kyle and $1,086 for Mr. Kneale.

We maintain a Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) to provide select employees, as approved by the Board, with the option to defer portions of their compensation and provide nonqualified deferred compensation benefits which are not otherwise available due to limitations on employer and employee contributions to qualified defined contribution plans under the federal tax laws. Under the Prior Deferred Compensation Plan, participants have the option to defer a portion of their salary and/or cash incentive compensation to a short-term deferral account, which pays out a minimum of five years from commencement, or to a long-term deferral account, which pays out at retirement or termination of the participant’s employment. Participants are immediately 100 percent vested. Short-term deferral accounts are credited with a deemed investment return based on the five-year Treasury bond fund. Long-term deferral accounts are credited with a deemed investment return based on various investment options, which, beginning in May 2004, do not include an option to invest in our common stock. At the distribution date, cash is distributed to participants based on the fair market value of the deemed investment of the participant’s accounts at that date.

Potential Post-Employment Payments and Payments Upon a Change in Control

Payments Made Upon Any Termination.    Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	accrued but unpaid salary;

•	amounts contributed under our Thrift Plan and our Employee Nonqualified Deferred Compensation Plan; and

•	amounts accrued and vested through our pension plan and 2005 SERP.

Payments Made Upon Retirement.    In the event of the retirement of a named executive officer, in addition to the items identified above, such named executive officer will:

•	be entitled to certain exercise rights with respect to each outstanding and vested stock option granted under our LTI Plan;

•	be entitled to receive a prorated share of each outstanding performance unit granted under our LTI Plan and Equity Compensation Plan upon completion of the performance cycle;

•	be entitled to receive a prorated portion of each outstanding restricted stock incentive unit granted under our LTI Plan and our Equity Compensation Plan upon completion of the restricted cycle;

•	if eligible, continue to receive health and welfare benefits for himself and his dependents, as applicable; and

•	if eligible, continue to receive life insurance benefits until death.

Payments Made Upon Death or Disability.    In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Any Termination” and “Payments Made Upon Retirement” above, the named executive officer will receive benefits under the company’s disability plan or payments under the company’s life insurance plan, as appropriate.

Payments Made Upon a Change in Control.    Effective January 2005, we entered into amended and restated termination agreements with each of our named executive officers. Each termination agreement has an initial two-year term from the date the agreement was entered into and is automatically extended in one-year increments after the expiration of the initial term unless we provide notice of non-renewal to the officer, or the officer provides notice of non-renewal to us, at least 90 days before the January 1 preceding any termination date of the agreement. If a “change in control” of our company occurs, the term of each termination agreement will not expire for at least three years after the change in control. Relative to the overall value of our company, these potential change in control benefits are comparatively minor.

Effective December 21, 2006, our termination agreement with Mr. Kyle was terminated by mutual agreement as a result of the change in Mr. Kyle’s position with the company. Also, effective December 21, 2006, we entered into an amended and restated termination agreement with Mr. Gibson which provides for an initial term through January 1, 2008, and is thereafter automatically extended on an annual basis until either party gives written notice of its election to terminate the agreement upon 90 days following the date of such notice.

Under the termination agreements, all change in control benefits are “double trigger.” Payments and benefits under these termination agreements are payable if the officer’s employment is terminated by us without “just cause” or by the officer for “good reason” at any time during the three years following a change in control. In general, severance payments and benefits include a lump sum payment in an amount equal to the sum of (i) for Messrs. Gibson, Kneale and Combs, three times, and for Mr. Maxwell two times, the officer’s annual salary as then in effect, plus the greater of either amount of the officer’s bonus received in the prior year or the officer’s target bonus for the then current period, and (ii) a prorated portion of the officer’s target short-term incentive compensation. Messrs. Gibson, Kneale and Combs would also be entitled to continuation of health and welfare benefits for 36 months and accelerated benefits under our 2005 SERP. Mr. Maxwell would be entitled to continuation of health and welfare benefits for 24 months. In the case of Messrs. Gibson and Kneale, we will make gross up payments to them to cover any excise taxes due if any portion of their severance payments constitutes excess parachute payments. For Messrs. Combs and Maxwell, severance payments will be reduced if the net after-tax benefit to such named executive officer exceeds the net after-tax benefit if such reduction were not made. We will make gross up payments to such officers only if the severance payments, as reduced, are subsequently deemed to constitute an excess parachute payment. We believe that these levels of benefits are consistent with the general practice among our peers.

For the purposes of these agreements, a “change in control” generally means any of the following events:

•

an acquisition of our voting securities by any person that results in the person having beneficial ownership of 20 percent or more of the combined voting power of our outstanding voting securities, other than an acquisition directly from us;

•

the current members of our Board of Directors, and any new director approved by a vote of at least two-thirds of our Board, cease for any reason to constitute at least a majority of our Board, other than in connection with an actual or threatened proxy contest (collectively, the “Incumbent Board”);

•

a merger, consolidation or reorganization with us or in which we issue securities, unless (a) our shareholders immediately before the transaction, as a result of the transaction, own, directly or indirectly, at least 50 percent of the combined voting power of the voting securities of the company resulting from the transaction, (b) the members of our Incumbent Board after the execution of the transaction agreement constitute at least a majority of the members of the Board of the company resulting from the transaction, or (c) no person other than persons who, immediately before the transaction owned 30 percent or more of our outstanding voting securities, has beneficial ownership of 30 percent or more of the outstanding voting securities of the company resulting from the transaction; or

•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

For the purposes of these agreements, “just cause” means the executive’s conviction in a court of law of a felony, or any crime or offense in a court of law of a felony, or any crime or offense involving misuse or misappropriation of money or property; the executive’s violation of any covenant, agreement or obligation not to disclose confidential information regarding our business; any violation by the executive of any covenant not to compete with us; any act of dishonesty by the executive which adversely affects our business; any willful or intentional act of the executive which adversely affects our business, or reflects unfavorably on our reputation; the executive’s use of alcohol or drugs which interferes with the executive’s performance of duties as our employee; or the executive’s failure or refusal to perform the specific directives of our Board of Directors or its officers, which directives are consistent with the scope and nature of the executive’s duties and responsibilities. The existence and occurrence of all of such causes are to be determined by us, in our sole discretion, provided, that nothing contained in these provisions of these agreements are to be deemed to interfere in any way with our right to terminate the executive’s employment at any time without cause.

For the purposes of these agreements, “good reason” means a demotion, loss of title or significant authority or responsibility of the executive with respect to the executive’s employment with us from those in effect on the date of a change in control; a reduction of salary of the executive from that received from us immediately prior to the date of a change in control; a reduction in short-term and/or long-term incentive targets from those applicable to the executive immediately prior to the date of a change in control; the relocation of our principal executive offices to a location outside the metropolitan area of Tulsa, Oklahoma, or our requiring a relocation of principal place of employment of the executive; or the failure of a successor corporation to explicitly assume this Agreement.

Potential Post-Employment Payments Tables.    The following tables reflect estimates of the incremental amount of compensation due each named executive officer in the event of such executive’s termination of employment by reason of death, disability or retirement, termination of employment without cause, or termination of employment following a change in control. The amounts shown assume that such termination was effective as of December 31, 2006, and are estimates of the amounts which would be paid out to the executives upon such termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

In addition to the amounts set forth in the following tables, in the event of termination of employment for any of the reasons set forth in the tables, each of the named executive officers would receive the following payments or benefits which had been earned as of December 31, 2006: David L. Kyle, $3,117,533 in exercisable options and $195,997 in incremental pension and SERP benefits; James C. Kneale, $375,584 in exercisable options and $101,002 in incremental pension and SERP benefits; John W. Gibson, $1,523,151 in exercisable options and $183,372 in incremental pension and SERP benefits; Samuel Combs, III, $205,438 in exercisable options and $46,817 in incremental pension and SERP benefits; and William S. Maxwell, $21,992 in incremental pension and SERP benefits.

David L. Kyle	Termination Upon Death, Disability & Retirement	Termination Without Cause	Termination Upon a Change in Control
Cash Severance	$—	$—	$—
Equity
Restricted Stock/Units	$4,095,494	$4,095,494	$5,476,240
Performance Shares/Units	$6,447,849	$—	$10,650,640
Unexercisable Options	$—	$—	$—
Total	$10,543,343	$4,095,494	$16,126,880
Retirement Benefits
SERP	$—	$—	$—
Total	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—
Tax Gross-Ups	$—	$—	$—
Total	$—	$—	$—
Total	$10,543,343	$4,095,494	$16,126,880

James C. Kneale	Termination Upon Death, Disability & Retirement	Termination Without Cause	Termination Upon a Change in Control
Cash Severance	$—	$—	$2,925,000
Equity
Restricted Stock/Units	$975,331	$975,331	$1,444,520
Performance Shares/Units	$1,343,370	$—	$2,177,560
Unexercisable Options	$242,036	$—	$242,036
Total	$2,560,737	$975,331	$3,864,116
Retirement Benefits
SERP	$—	$—	$274,488
Total	$—	$—	$274,488
Other Benefits
Health & Welfare	$—	$—	$21,972
Tax Gross-Ups	$—	$—	$2,399,445
Total	$—	$—	$2,421,417
Total	$2,560,737	$975,331	$9,485,021

John W. Gibson	Termination Upon Death, Disability & Retirement	Termination Without Cause	Termination Upon a Change in Control
Cash Severance	$—	$—	$2,865,000
Equity
Restricted Stock/Units	$862,874	$862,874	$1,293,600
Performance Shares/Units	$1,160,973	$—	$1,918,840
Unexercisable Options	$—	$—	$—
Total	$2,023,847	$862,874	$3,212,440
Retirement Benefits
SERP	$—	$—	$189,607
Total	$—	$—	$189,607
Other Benefits
Health & Welfare	$—	$—	$31,796
Tax Gross-Ups	$—	$—	$2,278,950
Total	$—	$—	$2,310,746
Total	$2,023,847	$862,874	$8,577,793

Samuel Combs, III	Termination Upon Death, Disability & Retirement	Termination Without Cause	Termination Upon a Change in Control
Cash Severance	$—	$—	$1,890,000
Equity
Restricted Stock/Units	$504,633	$504,633	$776,160
Performance Shares/Units	$691,848	$—	$1,164,240
Unexercisable Options	$30,659	$—	$30,659
Total	$1,227,140	$504,633	$1,971,059
Retirement Benefits
SERP	$—	$—	$262,158
Total	$—	$—	$262,158
Other Benefits
Health & Welfare	$—	$—	$31,796
Tax Gross-Ups	$—	$—	$—
Total	$—	$—	$31,796
Total	$1,227,140	$504,633	$4,155,013

William S. Maxwell	Termination Upon Death, Disability & Retirement	Termination Without Cause	Termination Upon a Change in Control
Cash Severance	$—	$—	$900,000
Equity
Restricted Stock/Units	$238,324	$238,324	$366,520
Performance Shares/Units	$399,729	$—	$625,240
Unexercisable Options	$93,602	$—	$93,602
Total	$731,655	$238,324	$1,085,362
Retirement Benefits
SERP	$—	$—	$—
Total	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$19,438
Tax Gross-Ups	$—	$—	$—
Total	$—	$—	$19,438
Total	$731,655	$238,324	$2,004,800

Related Person Transactions

Our Board of Directors recognizes that transactions in which we participate and in which a related person (executive officer, director, director nominee, five percent or greater shareholder, and their immediate family members) has a direct or indirect material interest can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its shareholders. Accordingly, as a general matter, it is our preference to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of the company and its shareholders including, but not limited to, situations where we provide products or services to related persons on an arm’s length basis on terms comparable to those provided to unrelated third parties.

In the event we enter into a transaction in which an executive officer (other than an employment relationship), director, director nominee, five percent or greater shareholder, or a member of their immediate family has a direct or indirect material interest, the transaction is presented to our Audit Committee and, if warranted, our Board, for review to determine if the transaction creates a conflict of interest and is otherwise fair to the company. We require each executive officer and director to annually provide us written disclosure of any transaction in which we participate and in which the officer or director or any of their immediate family members has a direct or indirect material interest. Our Corporate Governance Committee reviews our disclosure of related party transactions in connection with its annual review of director independence. These procedures are not in writing but are evidenced through the meeting agendas of the Audit and Corporate Governance Committees.

In the normal course of business, we sell and purchase natural gas and natural gas liquids to and from Williford Energy Company and its affiliates. Mollie B. Williford, Chairman of the Board of the Williford Companies, which consists of several companies including Williford Energy Company, is a member of our Board of Directors. Our transactions with Williford Energy Company and its affiliates are conducted under substantially the same terms as comparable third-party transactions. During 2006, we made sales to and purchases from Williford Energy and its affiliates of approximately $121,000 and $5,237,000, respectively.

In the normal course of business, we sell natural gas to Shawnee Milling Company. William L. Ford, President of Shawnee Milling Company, is a member of our Board of Directors. During 2006, we made gas sales to Shawnee Milling Company of approximately $272,000. Our sales of natural gas to Shawnee Milling Company are made on substantially the same terms as comparable third-party transactions.

2007 Report of the Audit Committee

The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the company, the audits of the company’s financial statements and internal control over financial reporting, the qualifications of the public accounting firm engaged as the company’s independent auditor to prepare and issue audit reports on the financial statements of the company and the company’s internal control over financial reporting, and the performance of the company’s internal and independent auditors. The Committee’s function is more fully described in its charter, which the Board has adopted and is on and may be printed from the company’s website at www.oneok.com and is also available from the company’s corporate secretary upon request. The Committee reviews the charter on an annual basis. The Board annually reviews the definition of independence for audit committee members contained in the listing standards for the New York Stock Exchange and applicable rules of the Securities and Exchange Commission and has determined that each member of the Committee is independent under those standards.

Management is responsible for the preparation, presentation, and integrity of the company’s financial statements, accounting and financial reporting principles, internal control, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The company’s independent auditor, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, and an independent audit of the company’s internal control over financial reporting and management’s assessment of the company’s internal control over financial reporting and expressing an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting.

In this context, the Committee has met and held discussions with management and the company’s independent auditor, KPMG LLP, regarding the fair and complete presentation of the company’s financial results and management’s report on its assessment of the company’s internal control over financial reporting. The Committee has discussed the significant accounting policies applied by the company in its financial statements, as well as alternative treatments. Management has represented to the Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The Committee has also reviewed and discussed with both management and the independent auditor management’s assessment of the company’s internal control over financial reporting. In addition, the Committee has discussed the independent auditor’s report on the company’s internal control over financial reporting. The Committee has also discussed with the company’s independent auditor the matters required to be discussed pursuant to SAS No. 114 (The Auditor’s Communication with those Charged with Governance).

In addition, the Committee has discussed with the independent auditor the auditor’s independence from the company and its management, including the matters in the written disclosures received from KPMG LLP as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has also considered whether the provision of non-audit services to the company by KPMG LLP is compatible with maintaining that firm’s independence. The Committee has concluded that the independent auditor is independent from the company and its management.

The Committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with both the internal and independent auditors, with and without management present, to discuss the results of their examinations, the assessments of the company’s internal control over financial reporting, and the overall quality of the company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements of the company as of and for the year ended December 31, 2006, in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

KPMG LLP has served as our independent auditor for over 40 years. In September 2006, our Audit Committee decided to seek proposals from qualified independent auditors, including KPMG LLP, for the audit of our 2007 financial statements. The process for selecting our independent auditor for 2007 will not be completed in time to seek ratification by our shareholders at our 2007 annual meeting of shareholders. As a result, our Audit Committee has not yet selected our independent auditor for 2007 and therefore we are not in a position to seek ratification by our shareholders of our 2007 independent auditor.

We intend to resume seeking shareholder ratification of the selection of our independent auditor at our 2008 annual meeting of shareholders.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Gary D. Parker, Chair

Eduardo A. Rodriguez, Vice Chair

William M. Bell

James C. Day

David J. Tippeconnic

SHAREHOLDER PROPOSALS

The rules of the Securities and Exchange Commission provide when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under these rules, proposals that shareholders would like to submit for inclusion in our proxy statement for our 2008 annual meeting of shareholders should be received by our corporate secretary no later than December 3, 2007. Only those shareholder proposals eligible for inclusion under the rules of the Securities and Exchange Commission will be included in our proxy statement.

If a shareholder desires to present a proposal other than the nomination of directors at our 2008 annual meeting outside the process provided by the rules of the Securities and Exchange Commission, the shareholder must follow the procedures set forth in our by-laws. Our by-laws generally provide that a shareholder may present a proposal at an annual meeting if (1) the shareholder is a shareholder of record and is entitled to vote at the meeting, and (2) the shareholder gives timely written notice of the proposal, including any information regarding the proposal required under our by-laws, to our corporate secretary. To be timely for our 2008 annual meeting, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices no later than December 3, 2007.

HOUSEHOLDING

Shareholders with multiple accounts that share the same last name and household mailing address will receive a single copy of shareholder documents (annual report, proxy statement, or other informational statement) unless we are instructed otherwise. Each shareholder, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you wish to receive separate copies of our annual report to shareholders and proxy statement now or in the future, or to discontinue householding entirely, you may call our transfer agent, UMB Bank, N.A. at 1-866-235-0232, or provide written instructions to UMB Bank, P.O. Box 410064, Kansas City, Missouri 64141-0064.

If you receive multiple copies of our annual report to shareholders and proxy statement, you may call or write our transfer agent, UMB Bank, to request householding. If your shares are held through a bank, broker, or other holder of record, you may request householding by contacting the holder of record.

ANNUAL REPORT ON FORM 10-K

Our 2006 annual report to shareholders (which includes our Annual Report on Form 10-K for the year ended December 31, 2006) is available on our corporate website at www.oneok.com. We will provide, without charge, on the written request of any person solicited hereby, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2006. Written requests should be mailed to Eric Grimshaw, Corporate Secretary, ONEOK, Inc., 100 West Fifth Street, Tulsa, Oklahoma 74103.

OTHER MATTERS

So far as is now known to us, there is no business other than that described above to be presented to the shareholders for action at the annual meeting. Should other business come before the annual meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please authorize a proxy electronically via the Internet, by telephone, or by mail. Please act promptly to ensure that you will be represented at this important meeting.

By order of the Board of Directors.

Eric Grimshaw Corporate Secretary and Associate General Counsel

Tulsa, Oklahoma

April 1, 2007

APPENDIX A

ONEOK, Inc.

DIRECTOR INDEPENDENCE GUIDELINES

The following Director Independence Guidelines have been adopted by the Board of Directors of ONEOK, Inc. (sometimes referred to in these Guidelines together with its subsidiaries and affiliates as the “Company”) to assist the Board in the exercise of its responsibilities to ONEOK and its shareholders. The Guidelines should be interpreted in the context of all applicable laws and ONEOK’s other corporate governance documents, and are intended to serve as a flexible framework within which the Board may conduct its business. The Guidelines are subject to modification from time to time, and the Board shall be able, in the exercise of its discretion, to deviate from the Guidelines from time to time, as the Board may deem appropriate and as required or permitted by applicable laws and regulations.

1.	Effectiveness. The Guidelines, as amended and restated, will become effective on December 15, 2005.

2.	Implementation. The Board will annually review the independence of all directors, affirmatively make a determination as to the independence of each director and disclose those determinations, in each case, consistent with the requirements of the New York Stock Exchange and the Securities and Exchange Commission, as applicable.

3.	Independence of at Least a Majority of the Board. The Board will at all times have at least a majority of directors who meet the criteria for independence required by the NYSE and the SEC.

4.	Absence of a Material Relationship. In order for a director to be considered “independent,” the Board must affirmatively determine, after consideration of all relevant facts and circumstances, that the director has no direct or indirect material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. When assessing the materiality of a director’s relationship with the Company, the Board will consider the issue not merely from the standpoint of the director, but also from that of persons or entities with which the director has an affiliation.

5.	Cooling-Off Period. A director will not be considered independent if

(i)	the director is, or has been within the last three years, an employee of the Company; or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

(ii)	the director has received, or the director has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than:

(a)	director and committee fees and pensions or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service),

(b)	compensation received by a director for former service as an interim Chairman, CEO or other executive officer, and

(c)	compensation received by an immediate family member for service as an employee of the Company (other than an executive officer of the Company);

(iii)

the director or an immediate family member of the director is a current partner of a firm that is the Company’s internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member of the director has, within the last three years (but is no longer), been a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(iv)	the director or an immediate family member of the director is, or has been during the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

(v)	the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of (a) $1 million or (b) two percent of the other company’s consolidated gross revenues.

6.	Audit Committee Independence. In addition to Paragraph 5 above, a director will not be considered independent for purposes of serving on the Company’s audit committee if the director:

(i)	has accepted, directly or indirectly, any consulting, advisory or other compensatory fee from the Company other than in the director’s capacity as a director or committee member or any pension or other deferred compensation for prior service that is not contingent in any way on continued service; or

(ii)	is an “affiliated person” of the Company as such term is defined by the Securities Exchange Commission.

7.	Categorical Standards. Provided that the independence criteria set forth in Paragraph 5 above (and solely with respect to directors serving on the Company’s audit committee, Paragraph 6 above) are met, the Board has determined that the following commercial or charitable relationships will not be considered material relationships for purposes of determining whether a director is independent:

(i)	the director or any of his or her immediate family members is a member, director, partner or executive officer of, or of counsel to, an entity (excluding any charitable organization) that made or received, during the last completed fiscal year, or expects to make or receive in the current fiscal year, annual payments to or from the Company for property or services in an amount less than 2% of the other entity’s consolidated gross revenues reported for its last completed fiscal year;

(ii)	the director or any of his or her immediate family members receives natural gas service from the Company at regulated rates available on terms generally available to customers of the Company, or an entity (excluding any charitable organization) of or to which the director or any of his or her immediate family members is a member, director, partner or executive officer, or of counsel to, receives natural gas service from the Company at regulated rates available on terms generally available to customers of the Company, in an amount which, in any single year, is less than the greater of (a) $1 million or (b) 2% of the other entity’s consolidated gross revenues reported for its last completed fiscal year;

(iii)	the director is an employee, officer, trustee or director of a charitable organization to which the Company or the Company’s related charitable foundation gave during the last completed fiscal year, or expects to give during the current fiscal year, either directly, or indirectly through the provision of services, charitable contributions in an amount less than 2% of that charitable organization’s total annual charitable receipts for its last completed fiscal year;

(iv)	the director or any of his or her immediate family members is a member, director, partner, or executive officer of, or of counsel to, an entity which is indebted to the Company, or to which the

Company is indebted, and the total amount of either’s indebtedness to the other is less than 2% of its own total consolidated assets, measured as of the last fiscal year-end; and

(v)	the director, or his or her immediate family member, is an executive officer or general partner of an entity that has received an investment from the Company that is less than 2% of such entity’s total invested capital.

For purposes of these Guidelines, “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

8.	Relationships and Transactions Not Covered by the Categorical Standards. Any determination by the Board that a director who has a business or other relationship with the Company that is not covered by the Categorical Standards set forth in Paragraph 7 above is independent will be disclosed by ONEOK in its annual proxy statement, together with the basis for such determination.

9.	Affirmative Obligation of Directors. Each director has an affirmative obligation to inform the Board of any change in his or her business or other relationships that may impact the Board’s determination with regard to his or her independence.

10.	Disclosure by the Company. The Board will cause ONEOK to disclose the following in its annual proxy statement:

(i)	the Guidelines, including the categorical standards adopted by the Board to assist it in making determinations regarding the independence of a director;

(ii)	a specific explanation and the basis of any determination by the Board that a director’s relationship with the Company is not material, notwithstanding that the relationship does not meet the categorical standards set forth in the Guidelines; and

(iii)	charitable contributions by the Company to an entity that employs a director of the Company as an executive officer if, within the preceding three years, contributions by the Company in any fiscal year exceeded the greater of (a) $1 million, or (b) 2% of the other entity’s consolidated gross revenues.

100 West Fifth Street

Post Office Box 871

Tulsa, Oklahoma 74102-0871

www.oneok.com

ONEOK, INC. ANNUAL MEETING OF SHAREHOLDERS MAY 17, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David L. Kyle and John R. Barker, or either of them, with the power of substitution in each, proxies to vote all stock of the undersigned in ONEOK, Inc. at the Annual Meeting of Shareholders to be held May 17, 2007, and at any and all adjournments thereof, upon the matter of the elections of directors and the proposal referred to in Item 2 of this Proxy and any other business that may properly come before the meeting.

Shares will be voted as specified. IF YOU SIGN BUT DO NOT GIVE SPECIFIC INSTRUCTIONS, YOUR SHARES WILL BE VOTED TO ELECT THE DIRECTORS AS PROPOSED, AND AGAINST THE PROPOSAL REFERRED TO IN ITEM 2 OF THIS PROXY. The proxies or substitutes may vote in their discretion upon any other business that may properly come before this Annual Meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AS PROPOSED AND AGAINST ITEM 2.

NOTE: Please sign this proxy exactly as your name appears, including the title “Executor,” “Trustee,” etc. If the name indicated is a joint account, each joint owner should sign. If the stock is held by a corporation, this proxy should be executed by a proper officer thereof.

PLEASE NOTE ADDRESS CHANGES HERE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH CARD	DETACH CARD

YOUR VOTE IS IMPORTANT!

If you vote by the Internet or telephone, DO NOT return your proxy card.

VOTE BY

INTERNET***TELEPHONE***MAIL

24 hours a day - 7 days a week

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
OR
Log on to the Internet and go to		Call toll-free 1-888-693-8683
http://www.cesvote.com

You should have your proxy card in hand when voting, either by Internet or by telephone.

Vote-by-Mail

Mark, sign and date the proxy card on the reverse side.

Detach the proxy card and return it in the postage-paid envelope.

☒	Please mark votes as in this example.	OKECM

The Board of Directors recommends a vote FOR Proposal 1.
ONEOK, Inc.	1.	Election of four directors in Class A.

Class A Nominees:
(1) William M. Bell
(2) John W. Gibson
		(3) Pattye L. Moore		FOR	☐	☐	WITHHELD
		(4) David J. Tippeconnic		ALL			FROM ALL
				NOMINEES			NOMINEES

			☐	_______________________________________________
è				For all nominees except as noted above
RECORD DATE SHARES:

The Board of Directors recommends a vote AGAINST Proposal 2.

						FOR	AGAINST	ABSTAIN
	2.	A shareholder proposal relating to the separation of the positions of Chairman of the Board and Chief Executive Officer.				☐	☐	☐

Please be sure to sign and date this Proxy.	Date	NOTE: Please sign this proxy exactly as your name appears including the title “Executor,” “Trustee,” etc. If the name indicated is a joint account, each joint owner should sign. If the stock is held by a corporation, this proxy should be executed by a proper officer thereof.
Shareholder signature	Co-owner signature

DETACH CARD	DETACH CARD

ONEOK, INC. ANNUAL MEETING OF SHAREHOLDERS MAY 17, 2007 THIS INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Confidential Voting Instructions to Bank of Oklahoma, N.A., as Trustee of

the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries and

the Profit Sharing Plan of ONEOK, Inc.

I hereby direct that the voting rights pertaining to shares of ONEOK, Inc. Common Stock held by Bank of Oklahoma, N.A., as Trustee and attributable to my account in the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries and/or my account in the Profit Sharing Plan of ONEOK, Inc. shall be exercised at the ONEOK, Inc. annual meeting of shareholders on May 17, 2007, or at any adjournment of such meeting, in accordance with the instructions on the reverse side to vote upon Proposals 1 and 2 and on any other business that may properly come before the meeting.

Shares will be voted as instructed. IF YOU SIGN BUT DO NOT GIVE SPECIFIC INSTRUCTIONS, YOUR SHARES WILL BE VOTED TO ELECT THE DIRECTORS AS PROPOSED AND AGAINST THE PROPOSAL REFERRED TO IN ITEM 2 OF THIS PROXY. IF YOU DO NOT RETURN YOUR VOTING INSTRUCTIONS, THE SHARES WILL BE VOTED IN THE SAME PROPORTION AS THE TRUSTEE VOTES SHARES IN OTHER THRIFT PLAN AND PROFIT SHARING PLAN ACCOUNTS FOR WHICH THE TRUSTEE DOES RECEIVE VOTING INSTRUCTIONS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AS PROPOSED AND AGAINST ITEM 2.

NOTE: Please sign this instruction exactly as your name appears.

PLEASE NOTE ADDRESS CHANGE HERE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH CARD	DETACH CARD

YOUR VOTE IS IMPORTANT!

If you vote by the Internet or telephone, DO NOT return your instruction card.

VOTE BY

INTERNET *** TELEPHONE *** MAIL

24 hours a day - 7 days a week

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
OR
Log on to the Internet and go to		Call toll-free 1-888-693-8683
http://www.cesvote.com

You should have your instruction card in hand when voting, either by Internet or by telephone.

Vote-by-Mail

Mark, sign and date the instruction card on the reverse side.

Detach the instruction card and return it in the postage-paid envelope.

☒	Please mark votes as in this example.	OKE4K

The Board of Directors recommends a vote FOR Proposal 1.
ONEOK, Inc.	1.	Election of four directors in Class A.

Class A Nominees:
(1) William M. Bell
(2) John W. Gibson
		(3) Pattye L. Moore		FOR	☐	☐	WITHHELD
		(4) David J. Tippeconnic		ALL			FROM ALL
				NOMINEES			NOMINEES

			☐	_______________________________________________
è				For all nominees except as noted above
RECORD DATE SHARES:

The Board of Directors recommends a vote AGAINST Proposal 2.

						FOR	AGAINST	ABSTAIN
	2.	A shareholder proposal relating to the separation of the positions of Chairman of the Board and Chief Executive Officer.				☐	☐	☐

Please be sure to sign and date this Instruction.	Date	NOTE: Please sign this instruction exactly as your name appears.
Shareholder signature

DETACH CARD	DETACH CARD

ONEOK, Inc.

Dear Thrift Plan and/or Profit Sharing Plan Participant:

Enclosed you will find information concerning the annual shareholders meeting of ONEOK, Inc. to be held May 17, 2007. You have the right to instruct Bank of Oklahoma, N.A., as trustee of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries and as trustee of the Profit Sharing Plan of ONEOK, Inc., how to vote the shares of ONEOK, Inc. common stock allocated to your Thrift Plan account and/or your Profit Sharing Plan account.

Your instruction is important and must be received by the vote tabulator, by 5 p.m. Central Daylight Time, May 10, 2007, to be effective. If the vote tabulator does not receive your instruction, Bank of Oklahoma, N.A., will vote the shares allocated to your Thrift Plan account and your Profit Sharing Plan Account in the same proportion as Bank of Oklahoma, N.A., votes shares in other Thrift Plan and Profit Sharing Plan accounts for which Bank of Oklahoma, N.A., does receive voting instructions.

Your instruction to Bank of Oklahoma, N.A., is completely confidential. ONEOK, Inc. will not have access to any information concerning any participant’s voting instruction.